SCHEDULE 14A
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SCHEDULE 14A INFORMATION
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CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

The Annual General Meeting of Shareholders of CENTRAL EUROPEAN MEDIA ENTERPRISES LTD. (the “Company”), a Bermuda company, will be held at Citco (Bermuda) Limited, O’Hara House, 3 Bermudiana Road, Hamilton, HM 08 Bermuda on June 2, 2014 at 10:30 a.m. for the following purposes:

1.	to elect eleven directors to serve until the next Annual General Meeting of Shareholders;

2.	to appoint Deloitte LLP as the independent registered public accounting firm for the Company in respect of the fiscal year ending December 31, 2014 and to authorize the directors, acting through the Audit Committee, to approve their fee; and

3.	to conduct an advisory vote to approve the Company’s executive compensation.

The approval and adoption of each matter to be presented to the shareholders is independent of the approval and adoption of each other matter to be presented to the shareholders.

Only shareholders of record at the close of business on May 8, 2014 are entitled to notice of and to vote at the meeting.

By order of the Board of Directors,

Daniel Penn
Secretary
May 8, 2014

IMPORTANT:  The prompt return of proxies will ensure that your shares will be voted.  A self-addressed envelope is enclosed for your convenience.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

PROXY STATEMENT FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 2, 2014

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of CENTRAL EUROPEAN MEDIA ENTERPRISES LTD. (the “Company”), a Bermuda company, for use at the Annual General Meeting of Shareholders (the “Meeting”) to be held at Citco (Bermuda) Limited, O’Hara House, 3 Bermudiana Road, Hamilton, HM 08 Bermuda on June 2, 2014 at 10:30 a.m., and at any adjournments thereof.

Shareholders may vote their shares by signing and returning the proxy card accompanying this proxy statement. Shareholders who execute proxies retain the right to revoke them at any time by notice in writing to the Company Secretary, by revocation in person at the Meeting or by presenting a later-dated proxy. Unless so revoked, the shares represented by proxies will be voted at the Meeting in accordance with the directions given therein. Shareholders vote at the Meeting by casting ballots (in person or by proxy). The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the total number of votes entitled to be cast at the Meeting constitutes a quorum. Abstentions and broker “non-votes” are included in the determination of the number of shares present at the Meeting for quorum purposes, but abstentions and broker “non-votes” are not counted in the tabulations of the votes cast on proposals presented to shareholders. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Our registered office is located at O’Hara House, 3 Bermudiana Road, Hamilton, HM 08 Bermuda.  A subsidiary of the Company maintains offices at Křiženeckého náměstí 1078/5, 152 00 Prague 5, Czech Republic. The date on which this proxy statement and the enclosed form of proxy will first be sent to shareholders is on or about May 12, 2014.

Shareholders of record of our Class A Common Stock, par value $.08 per share, at the close of business on May 8, 2014 shall be entitled to one vote for each share then held. At the close of business on May 8, 2014 there were issued and outstanding 135,141,367 shares of Class A Common Stock.  The shareholder of record of our Series A Convertible Preferred Stock, par value $.08 per share, at the close of business on May 8, 2014 shall be entitled to one vote for each of the 11,211,449 shares of Class A Common Stock into which it is convertible. At the close of business on May 8, 2014, one share of our Series A Convertible Preferred Stock was issued and outstanding. At the close of business on May 8, 2014, no shares of our Class B Common Stock were issued and outstanding.

PROPOSAL 1

ELECTION OF DIRECTORS

Eleven directors are to be elected at the 2014 Annual General Meeting to serve until our next annual general meeting of shareholders. The 11 nominees are listed below together with brief biographies.  All nominees are incumbents. The Board of Directors has determined that seven of the current directors qualify as independent under the NASDAQ Marketplace Rules: John Billock, Charles Frank, Alfred Langer, Bruce Maggin, Parm Sandhu, Duco Sickinghe and Kelli Turner. At this time the Board of Directors knows of no reason why any nominee might be unable to serve as a director.

Director Nominees

John K. Billock, 65, has served as a Director and as our Chairman of the Board since April 15, 2014.  Mr. Billock is a member of the Board of Advisors of Simulmedia, Inc. He served as a Director of TRA Inc. and TiVo Research and Analytics, Inc. from 2007 to 2011 and as a Director of Juniper Content Corporation from January 2007 to December 2008.  From October 2001 until July 2005, he was Vice Chairman and Chief Operating Officer of Time Warner Cable Enterprises LLC. Before joining Time Warner Cable, Mr. Billock was with Home Box Office from 1978 to 2001 and served as President of its US Network Group from 1997 to 2001 and President of Sales and Marketing from 1995 to 1997.  Before joining HBO, Mr. Billock was a product manager with Colgate Palmolive Company. Mr. Billock received a BA degree in English and Religion from Wesleyan University and an MBA from Boston University. Mr. Billock brings to our Board experience from his many years in the media industry as well as extensive executive management experience.

Paul T. Cappuccio, 52, has served as a Director since October 2009. Mr. Cappuccio has been Executive Vice President and General Counsel of Time Warner Inc. since January 2001, in which capacity he oversees the worldwide management of Time Warner Inc.'s legal functions, collaborating with all of its operating businesses. From August 1999 until January 2001, Mr. Cappuccio was Senior Vice President and General Counsel at America Online. Before joining AOL, Mr. Cappuccio was a partner at the Washington, D.C. office of Kirkland & Ellis, one of the world's premier litigation and transactional law firms, where he specialized in telecommunications law, appellate litigation and negotiation with government agencies. From 1991 until 1993, Mr. Cappuccio was Associate Deputy Attorney General at the United States Department of Justice, where he advised Attorney General William P. Barr on matters relating to judicial selection, civil litigation, antitrust and civil rights. Prior to his service at the Justice Department, Mr. Cappuccio served as a law clerk at the Supreme Court of the United States and as a law clerk to Judge Alex Kozinski of the United States Court of Appeals for the Ninth Circuit in Pasadena, California. He is a 1986 graduate of Harvard Law School and a 1983 graduate of Georgetown University. Mr. Cappuccio, as general counsel of a global media company, brings significant large public company experience to our Board, including transactional and corporate governance expertise.

Charles R. Frank, Jr., 76, served as a Director from 2001 until July 2009 and from March 2010 to the present. From July 2009 through February 2010, Mr. Frank served as interim Chief Financial Officer of the Company. Mr. Frank currently serves as a member of the Advisory Committee of the Sigma-Bleyzer Growth Fund IV. From 1997 to 2001, Mr. Frank was First Vice President and twice acting President of the European Bank for Reconstruction and Development, which makes debt and equity investments in Central and Eastern Europe and the former Soviet Union. From 1988 to 1997, Mr. Frank was a Managing Director of the Structured Finance Group at GE Capital and a Vice President of GE Capital Services. Mr. Frank served as Chief Executive Officer of Frank and Company from 1987 to 1988, and Vice President of Salomon Brothers from 1978 until 1987. Mr. Frank has held senior academic and government positions, including Deputy Assistant Secretary of State and Chief Economist at the U.S. Department of State, Senior Fellow at the Brookings Institution, Professor of Economics and International Affairs at Princeton University, and Assistant Professor of Economics at Yale University. Mr. Frank graduated from Rensselaer Polytechnic Institute with a B.S. in mathematics and economics before completing a Ph.D. in economics at Princeton University. Mr. Frank brings to the Board 35 years’ experience in the financial services industry, including 17 years relating to Central and Eastern Europe, as well as notable senior management experience.

Iris Knobloch, 50, has served as a Director since April 15, 2014.  She has served as President of Warner Bros. France S.A. since 2006, in which capacity she oversees all of Warner Bros.’ business in France, including theatrical production and distribution, television distribution, home video, games, consumer products, online and emerging distribution technologies as well as Warner Bros.’ Home Entertainment business in the Benelux. She is also an independent director of Accor S.A. From 2001 to 2006, she served as Senior Vice President of International Relations of Time Warner Inc. From 1996 to 2001, Ms. Knobloch was Vice President of Business and Legal Affairs for Warner Home Video’s European management team in London, Los Angeles and Paris. Prior to that, Ms. Knobloch practiced law with Norr, Stiefenhofer & Lutz and O’Melveny & Myers, where she provided strategic counsel on international transactions to major U.S. and European media and entertainment clients. Ms. Knobloch received a J.D. degree from Ludwig-Maxmilians-Universitaet in Munich, Germany in 1987 and L.L.M. degree from New York University in 1992. Ms. Knobloch brings to our Board deep understanding of the media industry, particularly in Europe, as well as significant executive management experience.

Alfred W. Langer, 63, has served as a Director since 2000. Mr. Langer currently serves as a consultant to a number of privately held companies, primarily in Germany, in the areas of mergers and acquisitions, structured financing and organizational matters. From July 2001 until June 2002, Mr. Langer served as Chief Financial Officer of Solvadis AG, a German based chemical distribution and trading company. From October 1999 until May 2001, Mr. Langer served as Treasurer of Celanese AG, a German listed chemical company. From June 1997 until October 1999, Mr. Langer served as Chief Financial Officer of Celanese Corp., a U.S. chemical company. From October 1994 until July 1997, Mr. Langer served as Chief Executive Officer of Hoechst Trevira GmbH, a producer of synthetic fibers. From 1988 until September 1994, Mr. Langer served as a member of the Board of Management of Hoechst Holland N.V., a regional production and distribution company. Mr. Langer received an M.B.A. degree from the University GH Siegen. Mr. Langer brings to our Board and Board committees substantial financial and financial reporting expertise.

Bruce Maggin, 71, has served as a Director since 2002. Mr. Maggin has served, since its inception, as Managing Partner and Principal of the H.A.M Media Group, LLC, an international investment and advisory firm he founded in 1997 that specializes in the entertainment and communications industries. Until 2009, he also served as Executive Vice President and Secretary of Media and Entertainment Holdings, Inc. and was a Director of the company from 2005 until 2007. From 1999 to 2002, Mr. Maggin served as Chief Executive Officer of TDN Media, Inc., a joint venture between Thomson Multimedia, NBC Television and Gemstar-TV Guide International that sold advertising on proprietary interactive television platforms. Prior to that, Mr. Maggin had a long career with Capital Cities/ABC serving in a variety of financial and operational roles culminating as Head of the Multimedia Group, one of the company’s five operating divisions. He also represented Capital Cities/ABC on the Board of Directors of several companies, including ESPN, Lifetime Cable Television and In-Store Advertising, among others. Mr. Maggin has been a Director of PVH Corp. since 1987 and Chairman of its Audit Committee since 1997. Mr. Maggin is a member of the Board of Trustees of Lafayette College, from which he received a B.A. degree. He also earned J.D. and M.B.A. degrees from Cornell University. Mr. Maggin’s qualifications to serve on our Board and Board committees include his long career as a corporate financial executive, chief operating officer and private investor in the media industry, as well as his service as a director and chairman of the audit and compensation committees of several companies.

Parm Sandhu, 45, has served as a Director since September 2009. Mr. Sandhu is a non-executive director of Eircom, Ireland’s incumbent telecoms service provider and Chairman of Merapar, an early stage European media and technology investment fund and advisory firm. He served as Chief Executive Officer of Unitymedia, Europe’s third largest cable operator, from 2003 to 2010. Prior to that, Mr. Sandhu was a Finance Director with Liberty Media International, where he pursued numerous strategic acquisitions, and held a number of senior finance and strategy positions during his six years with Telewest Communications plc. Before entering the technology, media and telecommunications sector, Mr. Sandhu worked at PricewaterhouseCoopers in London, where he qualified as a Chartered Accountant. He is a graduate of Cambridge University and holds a first class MA Honours degree in Mathematics. Mr. Sandhu brings to the Board and Audit Committee significant executive management experience in the European media and telecoms sector and considerable expertise in the cable industry, as well as extensive knowledge of financial and accounting matters.

Douglas S. Shapiro, 45, has served as a Director since April 15, 2014.  Mr. Shapiro has been Senior Vice President of International and Corporate Strategy at Time Warner Inc. since September 2013.    From 2008 to September 2013, he ran the Time Warner Investor Relations group.  Before joining Time Warner, from 1999 to 2007, Mr. Shapiro was the senior analyst covering the cable and satellite TV and media conglomerate sectors at Banc of America Securities and was the head of the Media and Telecommunications research team. Prior to that, he was the senior analyst covering the cable and satellite communications sectors at Deutsche Banc Securities. Early in his career, he also served as an economic consultant at KPMG Peat Marwick and as an economist at the U.S. Department of Labor.  Mr. Shapiro received a B.A. degree in economics from the University of Michigan and is a Chartered Financial Analyst. Mr. Shapiro brings to the Board his broad experience in television distribution, public equity capital markets, including investor relations in a publicly traded global media company, and corporate strategy.

Duco Sickinghe, 56, has served as a Director since October 2008. From 2001 to March 2013 he was the Chief Executive Officer and Managing Director of Telenet Group Holding N.V. (“Telenet”), the Flemish cable operator. Mr. Sickinghe has worked in the technology and media industries for over 25 years, and began his career in finance with Hewlett-Packard at its European headquarters in Switzerland in 1987. In 1987, Mr. Sickinghe moved to Germany to head up Hewlett-Packard's LaserJet product line for Europe, and in 1989 became the company's Channel Development Manager for Europe. In 1991, Mr. Sickinghe joined NeXT Computer as Vice President Marketing, then as General Manager France. Mr. Sickinghe was a co-founder of Software Direct in 1994 and served as its Chief Executive Officer until 1997. Software Direct later became a joint venture with Hachette Distributions Services. Mr. Sickinghe joined Wolter-Kluwer Professional Publishing in 1997 and, as General Manager of Kluwer Publishing in The Netherlands, oversaw its transition to electronic media and reengineered the company’s traditional business. In early 2001, he joined Cable Partners Europe and was appointed as Chief Executive Officer of Telenet in the summer of 2001. Mr. Sickinghe is also a member of the Board of Directors of European Assets Trust (United Kingdom) and Chairman of the Board of B.V. Belegging en Handelmaatschappij van Eeghen (The Netherlands), and served as a director of Zenitel NV from 2006 to 2012. Mr. Sickinghe holds a Dutch Master’s Degree in law and an M.B.A. from Columbia University. Mr. Sickinghe’s qualifications for our Board include his experience as a principal executive officer of a number of media and technology companies and his knowledge of the complex financial and operational issues facing technology and media companies.

Kelli Turner, 43, has served as a Director since May 2011. She is general partner of RSL Venture Partners, a venture capital fund whose principal investor is Ronald Lauder. She was previously President and Chief Financial Officer of RSL Management Corporation from February 2011 to April 2012. Ms. Turner previously was Chief Financial Officer and Executive Vice President of Martha Stewart Living Omnimedia, Inc. (“MSLO”), a diversified media and merchandising company, from 2009 to 2011, where she was responsible for all aspects of the company’s financial operations, while working closely with the executive team in shaping MSLO’s business strategy and capital allocation process. She also had oversight responsibility for financial planning, treasury, financial compliance and reporting, and investor relations, as well as key administrative functions. A lawyer and a CPA with significant experience in the media industry, Ms. Turner joined MSLO in 2009 from Time Warner Inc., where she held the position of Senior Vice President, Operations in the Office of the Chairman and CEO. Prior to that, she served as SVP, Business Development for New Line Cinema from 2006 to 2007 after having served as Time Warner Inc.’s Vice President, Investor Relations from 2004 to 2006. Ms. Turner worked in investment banking for many years with positions at Allen & Company and Salomon Smith Barney prior to joining Time Warner Inc. Early in her career, she also gained tax and audit experience as a registered CPA at Ernst & Young, LLP. Ms. Turner received her undergraduate business degree and her law degree from The University of Michigan. Ms. Turner brings to our Board a strong financial and business background in the media industry.

Gerhard Zeiler, 58, has served as a Director since April 15, 2014.  Since 2012 Mr. Zeiler has served as President of Turner Broadcasting System, Inc., a Time Warner affiliate. He has been non-executive chairman of GAGFAH S.A., one of the largest residential property companies listed in Germany, since March 2014.  Prior to joining Turner Broadcasting, he was Chief Executive Officer of RTL Group from 2003 to 2012 and a member of the executive board of international media group Bertelsmann SE & Co. KGaA from 2005 to 2012. Mr. Zeiler was Chief Executive Officer of RTL Television from 1998 to 2005 and Chief Executive Officer of ORF, the Austrian broadcasting corporation, from 1994 until 1998.  Before that, he was Director General of Austria’s public broadcaster, ORF, from 1994 to 1998, Chief Executive Officer of RTL II from 1992 to 1994, Chief Executive Officer of Tele 5 from 1991 to 1992, and Secretary General of ORF from 1986 to 1990.  He started his career as a journalist and later spokesman for two Austrian Chancellors. Mr. Zeiler brings to our Board his extensive experience in television broadcasting in Europe as the principal executive officer of two major media companies.

There is no arrangement or understanding between any director and any other person pursuant to which such person was selected as a director other than Paul T. Cappuccio, who was nominated by Time Warner Inc. pursuant to the terms of an investor rights agreement dated as of May 18, 2009, as amended, among the Company, Time Warner Media Holdings B.V. and certain other parties and Iris Knobloch, Douglas Shapiro and Gerhard Zeiler , who were also nominated by Time Warner Inc. pursuant to the terms of a framework agreement dated as of February 28, 2014, among the Company, Time Warner Inc. and Time Warner Media Holdings B.V.

Vote Required; Recommendation

The election of the Board of Directors requires a majority of the votes cast, in person or by proxy, at the Meeting, provided that a quorum is present.  Abstentions and broker non-votes will be included in determining the presence of a quorum, but are not counted as votes cast.  Unless otherwise indicated, the accompanying form of Proxy will be voted FOR the election of the 11 named nominees to the Company’s Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE ELECTION OF THE 11 NAMED NOMINEES TO THE COMPANY’S BOARD OF DIRECTORS.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS

We abide by the corporate governance principles outlined below to ensure that the Board of Directors is independent from management, that the Board of Directors adequately performs its function as the overseer of management and that the interests of the Board of Directors and management are aligned with those of shareholders.

On an annual basis, directors and executive officers complete questionnaires that are used to establish the independence of independent directors as well as of the members of the Audit Committee and the Compensation Committee, to confirm the qualifications of the members of our Audit Committee and to disclose any transaction with us or our subsidiaries in which a director or executive officer (or any member of his or her immediate family) has a direct or indirect material interest.

Director Independence

The NASDAQ Marketplace Rules require that a majority of the directors be “independent directors”.  For a director to be considered independent, the Board must determine that the director (and in some cases, members of a director’s immediate family) has no material relationship with us or our subsidiaries and that the director is free of any other relationship, whether with us or otherwise, that would interfere with his or her exercise of independent judgment. The Board has affirmatively determined that seven of our 11 directors have no material direct or indirect relationship with us and qualify as independent directors pursuant to the corporate governance standards of NASDAQ as well as an evaluation of factors specific to each director. The independent directors are John Billock, Charles Frank, Alfred Langer, Bruce Maggin, Parm Sandhu, Duco Sickinghe and Kelli Turner.

In the course of the determination by the Board regarding the independence of each director, it considered the beneficial ownership of such director or his or her affiliates in the Company as well as any transactions or arrangements that each director has with us.

Independent Director Meetings

Our independent directors meet in regularly scheduled executive sessions. The non-executive Chairman presides over the meetings of the independent directors. During 2013, the independent directors held six such meetings.

Codes of Conduct

In 2011, the Board of Directors adopted new codes of conduct applicable to employees and directors. These policies reinforce the importance of integrity and ethical conduct in our business, reflect the more robust policy framework that now exists within the Company and clarify the procedures for handling whistleblower complaints and other concerns. The Standards of Business Conduct applies to the Company’s employees and sets forth policies pertaining to employee conduct in the workplace, including the accuracy of books, records and financial statements, insider trading, electronic communications and information security,  confidentiality, conflicts of interest, anti-bribery and competition laws. The Standards of Business Conduct also includes information on how employees may report whistleblower complaints or raise concerns regarding questionable conduct or policy violations and provides for the anonymous, confidential submission by employees or others of any complaints or concerns about us or our accounting, internal accounting controls or auditing matters. The Standards of Business Conduct prohibits retaliation against employees who avail themselves of the policy. Failure to observe the terms of the Standards of Business Conduct can result in disciplinary action (including termination of employment).

The Company also has a Code of Conduct for Non-Employee Directors, which assists the Company’s non-employee directors in fulfilling their fiduciary and other duties to the Company. In addition to affirming the directors’ obligations to act ethically and honestly, the code also addresses conflicts of interest, compliance with applicable laws and confidentiality.

Both the Standards of Business Conduct and the Code of Conduct for Non-Employee Directors are available on our website at www.cme.net. They are also available in print to any shareholder upon request.

Director Nominating Process

The Corporate Governance/Nominating Committee will consider candidates for membership on the Board of Directors who are recommended by qualifying shareholders. Under our Bye-laws and the Corporate Governance/Nominating Committee charter, a qualifying shareholder is any shareholder who has provided evidence that he has been the beneficial owner of at least 5% of any class of our outstanding stock for at least one year. In order to be considered for membership, candidates must meet the criteria and qualifications specified by the Corporate Governance/Nominating Committee from time to time, including having relevant professional experience; possessing a knowledge of our business; and being eligible under standards established by the SEC, NASDAQ or relevant law. In addition, the Committee may take into account special needs for diversity of experience and background as may arise from time to time. The Committee does not apply specific weights to particular criteria, nor does it have a separate policy with regard to the consideration of diversity. These criteria apply to all nominees, whether recommended by a shareholder, another director, management or otherwise. Recommendations must be in writing and addressed to the Chairman of the Corporate Governance/Nominating Committee in care of the Company Secretary, CME Media Services Limited, Křiženeckého náměstí 1078/5, 152 00 Prague 5, Czech Republic. A copy of the Corporate Governance/Nominating Committee charter is available on our website at www.cme.net. It is also available in print to any shareholder on request.

Information submitted to the Corporate Governance/Nominating Committee must include the name, address and relationship to the Company of the nominee and the proposing shareholder, and such information with respect to the nominee as would be required under the rules and regulations of the SEC to be included in our proxy statement if such proposed nominee were to be included therein. The shareholder shall include a statement to the effect that the proposed nominee has no direct or indirect business conflict of interest with us and otherwise meets our published criteria for consideration as a nominee for director.  To be considered for inclusion in our proxy statement for an Annual General Meeting, the Corporate Governance/Nominating Committee charter stipulates that recommendations must be received by us at least 120 calendar days prior to the anniversary date of our proxy statement for the prior year’s Annual General Meeting and include all required information to be considered. In the case of the 2015 Annual General Meeting, this deadline is January 8, 2015.

Shareholder Communications and Proposals

The Corporate Governance/Nominating Committee charter provides a process by which shareholders may communicate with the Company or the Board of Directors. Shareholders may submit such communications in writing to the Chairman of the Corporate Governance/Nominating Committee in the care of the Company Secretary, CME Media Services Limited, Křiženeckého náměstí 1078/5, 152 00 Prague 5, Czech Republic. The Company Secretary shall determine, in his discretion, considering the identity of the submitting shareholder and the materiality and appropriateness of the communication, whether, and to whom within the Company, to forward the communication.  The Corporate Governance/Nominating Committee charter stipulates that proposals for inclusion in our Annual General Meeting proxy statement must be in writing and received at least 120 days prior to the anniversary date of our proxy statement for the prior year’s annual general meeting in order for the Company to consider including such proposal in its proxy statement. In the case of the 2015 Annual General Meeting, this deadline is January 8, 2015. In addition, the shareholder shall include the form of proposal to be included in the Company’s proxy statement and a brief description as to why the passing of the proposal is beneficial to the Company.

Meetings of the Board of Directors

The Board of Directors currently consists of eleven members. During the year ended December 31, 2013, the Board of Directors met, or acted by unanimous consent, on 13 occasions.  All incumbent members of the Board of Directors attended at least 75% of the aggregate number of meetings of the Board of Directors and the committees of the Board of Directors on which they served during the periods that they served.

We are incorporated in Bermuda and have held our annual general meetings in Bermuda since incorporation.  Senior members of management have been present by teleconference at each annual general meeting to meet shareholders and answer any questions.  Historically, shareholders have not attended annual general meetings in person, which we attribute to our policy of regular and detailed communication with our shareholders and investors through regular meetings with management, quarterly earnings calls, investor conferences and other investor relations activities. Last year no non-employee directors attended the annual general meeting.  In view of the fact that shareholders have not historically attended annual general meetings, we have not adopted a specific policy regarding the attendance of directors at the annual general meeting.  Attendance is left to the discretion of individual directors.

Committees of the Board of Directors

Audit Committee.  The Audit Committee is composed of Messrs. Langer (Chairman), Frank, Sandhu and Ms. Turner.  The current members of the Audit Committee satisfy the relevant independence and expertise requirements set forth in the SEC regulations and the NASDAQ Marketplace Rules.  In addition, the Board has determined that Messrs. Frank, Langer,  Sandhu and Ms. Turner each qualify as “audit committee financial experts”.  The responsibilities of the Audit Committee include (i) selecting and overseeing the independent registered public accounting firm to be retained by us;  (ii) approving the engagement of the independent registered public accounting firm for audit, audit-related, tax-related and other services; (iii) reviewing with the independent registered public accounting firm the scope and results of these engagements; (iv) overseeing our financial reporting activities and internal controls and procedures and reviewing the risk register with management; (v) reviewing complaints under the Standards of Business Conduct relating to accounting, internal accounting controls or auditing matters; and (vi) conducting other reviews relating to compliance by us and our employees with our policies and any applicable laws. In addition, the Audit Committee is responsible for advising on the Company’s corporate finance activities, including its capital structure, equity and debt financings, banking activities and relationships, foreign exchange and stock repurchase activities. During the fiscal year ended December 31, 2013, the Audit Committee met on eight occasions.

The Audit Committee acts under a written charter first adopted and approved by the Board of Directors in June 2000.  An amended and restated Audit Committee charter was subsequently adopted by the Board of Directors on November 20, 2002 and amended on March 27, 2003, April 6, 2004, February 2, 2006, February 14, 2007,  December 12, 2011 and December 9, 2013.  The Audit Committee charter is available on our website at www.cme.net. It is also available in print to any shareholder on request.

Corporate Governance/Nominating Committee.  The Corporate Governance/Nominating Committee is composed of Messrs. Langer, Maggin, Sandhu (Chairman) and Sickinghe. The members of the Corporate Governance/Nominating Committee satisfy the independence requirements set forth in the NASDAQ Marketplace Rules.  The Corporate Governance/Nominating Committee is responsible generally for ensuring that the Board and its committees are appropriately constituted in order to conform with applicable legal requirements.  Responsibilities of the Corporate Governance/Nominating Committee include selecting, or recommending to the Board, candidates for the Board of Directors and committees of the Board. In addition, the Corporate Governance/Nominating Committee is responsible for reviewing, ratifying or approving our related party transactions that are subject to review or approval under relevant SEC regulations and the NASDAQ Marketplace Rules. During the fiscal year ended December 31, 2013, the Corporate Governance/Nominating Committee met, or acted by unanimous consent, on four occasions.

The Corporate Governance/Nominating Committee acts pursuant to a written charter adopted by the Board of Directors in April 2004 and amended on February 2, 2006, February 4, 2008 and September 10, 2013. A copy of the Corporate Governance/Nominating Committee charter is available on our website at www.cme.net. It is also available in print to any shareholder on request.

Compensation Committee.  The Compensation Committee is composed of Messrs. Billock and Maggin (Chairman) and Ms. Turner.  The members of the Compensation Committee satisfy the relevant independence requirements set forth in the SEC regulations and the NASDAQ Marketplace Rules. During the fiscal year ended December 31, 2013, the Compensation Committee met, or acted by unanimous consent, on eight occasions.

Our executive compensation policies are established, reviewed or approved by the Compensation Committee. Compensation for this purpose means all forms of remuneration, including salaries, bonuses, annual and long-term incentive compensation, equity-based compensation, benefits, perquisites and severance pay or payments made on a change of control. The responsibilities of the Compensation Committee include (i) reviewing and determining the compensation of the principal executive officers; (ii) in consultation with the principal executive officers, reviewing and determining the compensation of the named executive officers listed in the Summary Compensation Table and reviewing the compensation of other senior executives who report to the principal executive officers; (iii) reviewing annually the performance of the principal executive officers; (iv) reviewing and making recommendations to the Board of Directors in respect of non-employee director compensation; and (v) administering our Amended and Restated Stock Incentive Plan (the “Stock Incentive Plan”), including granting options as well as other forms of equity compensation and setting the terms thereof pursuant to the Stock Incentive Plan.  Additional information on compensation policies and consideration of executive compensation is included in the Compensation Discussion and Analysis section below.

The Compensation Committee acts pursuant to a written charter adopted by the Board of Directors on February 13, 2003 and amended on April 6, 2004, February 14, 2007 and September 10, 2013. The charter is available on our website at www.cme.net.  It is also available in print to any shareholder on request.

Board Leadership Structure and Role in Risk Oversight

Since April 2014, Mr. John Billock has served as non-executive Chairman. The Chairman is appointed annually following the annual general meeting by at least a majority vote of the remaining directors. The role of the Chairman, is to preside over meetings of the Board as well as meetings of the independent directors. The Chairman also provides advice to management.  Since September 2013, the Company has had two co-Chief Executive Officers, Michael Del Nin and Christoph Mainusch, who are not members of the Board.  Mr. Del Nin oversees corporate matters and Mr. Mainusch focuses primarily on operations. We believe that this is the most appropriate Board structure for the Company. Our Chairman Mr. Billock, with his extensive prior media and executive experience, leads the Board in providing broad oversight of our overall strategy and the development of the Company, and Mr. Del Nin and Mr. Mainusch, our co-CEOs, utilizing their extensive management and operational experience in overseeing the Company’s day-to-day operations, are dedicated to achieving the business objectives of the Company in terms of operating and financial performance.

The Company has created a robust framework to effectively identify, assess, and manage risk. Senior management has primary responsibility for the daily management of risks, while the Board provides regular oversight, both as a whole and through its committees. The Audit Committee is responsible for an annual review of a risk register prepared by senior management. The Company’s risk register identifies and evaluates the key strategic, operating, financial and compliance risks that the Company faces and proposes ways in which to effectively manage such risks in the short- and long-term. In addition, our co-CEOs consult regularly with directors regarding strategic and operational risks. Generally, the Board holds four regularly scheduled meetings per year at which Directors receive a quarterly presentation regarding the business as well as relevant strategies, challenges, risks and opportunities for the Company. Senior management is in attendance at quarterly Board meetings and is available for discussions with the Board regarding risk management and any other concerns. Finally, through the authority delegated by the Board, the Corporate Governance/Nominating Committee, Compensation Committee and Audit Committee are tasked with oversight of governance, related party, compensation and treasury or finance risks, respectively. Committees report to the full Board quarterly.

EXECUTIVE OFFICERS

Set forth below is certain information describing our current executive officers, all of whom are Named Executive Officers (as defined below). The term of office of such officers, unless otherwise set forth in an employment agreement, is at the discretion of the Board of Directors and/or the co-Chief Executive Officers.

Michael Del Nin, 43, has served as the Company’s co-Chief Executive Officer since September 2013. From October 2009 until September 15, 2013 he was a member of the Company’s Board of Directors. Prior to his appointment as co-Chief Executive Officer of the Company, Mr. Del Nin was the Senior Vice President of International and Corporate Strategy at Time Warner Inc. from April 2008 until September 2013, in which capacity he helped drive Time Warner Inc.’s global strategy and business development initiatives, with a particular focus on international operations and investments. From 2006 to 2008, Mr. Del Nin was the Senior Vice President responsible for Mergers and Acquisitions. Prior to joining Time Warner Inc., Mr. Del Nin was Senior Vice President, Business Development, at New Line Cinema. In that role Mr. Del Nin analyzed the economics of the studio’s film and television projects while helping to develop and implement New Line Cinema’s long-term business plan. Prior to joining New Line Cinema, Mr. Del Nin was an investment banker focused on the media industry at Salomon Smith Barney in New York. Mr. Del Nin holds an undergraduate business degree from Bocconi University and a law degree from the University of New South Wales.

Christoph Mainusch, 51, has served as the Company’s co-Chief Executive Officer since September 2013. Prior to joining the Company, he was an advisor to the President of Turner Broadcasting International, a wholly-owned subsidiary of Time Warner Inc., where he consulted on various projects from April 2013 until September 2013. From March to December 2012, Mr. Mainusch was a member of the Operational Management Committee of the RTL Group, a European entertainment network. From September 2009 to February 2012, Mr. Mainusch served as Chief Executive Officer of the Alpha Media Group in Greece, a terrestrial broadcast company partly owned by the RTL Group. Mr. Mainusch served as Chief Executive Officer of RTL Televizija in Croatia from 2004 to 2009. From 1996 until 2004, Mr. Mainusch served as Chief Executive Officer of ACS Media GmbH. Mr. Mainusch started his career as a freelancer for the public broadcaster Bayerischer Rundfunk in 1987, followed by several positions at commercial broadcasters SAT.1, Tele 5, RTL 2.

Daniel Penn, 48, joined the Company in 2002 and has served as General Counsel and Company Secretary since 2004. Mr. Penn was named an Executive Vice President of the Company in February 2010. Prior to joining the Company, he served as General Counsel and Head of Developments/Business Affairs in an internet publishing business and in a multinational telecommunications company. He began his career in private practice with the law firm Mayer Brown, where he worked in their offices in New York, London and Tashkent, Uzbekistan. Mr. Penn graduated from Princeton University with a B.A. from the Woodrow Wilson School of Public and International Affairs and a Certificate of Achievement in Russian Studies. He received a J.D. from the Columbia University School of Law, where he served as Editor-in-Chief of the Columbia Law Review.

David Sturgeon, 44, has served as the Company’s acting Chief Financial Officer since October 29, 2013. Prior to that, he was Deputy Chief Financial Officer from July 2009. He oversees all of the Company's finance, accounting, business systems, internal audit, treasury and tax activities. Mr. Sturgeon sits on the board of directors of our main operating subsidiaries and prior to 2013 also served as Chief Financial Officer of the Company’s broadcasting and new media divisions. Mr. Sturgeon joined the Company as Group Financial Controller in 2005, prior to which he was with Equant N.V., from 2002. From 1990 to 2002, Mr. Sturgeon was a member of Arthur Andersen’s Technology, Media and Communications practice, advising clients primarily in the areas of financial reporting and control, corporate finance and capital markets transactions. Mr. Sturgeon graduated from Oxford University with an M.A. in Philosophy, Politics and Economics and is a Chartered Accountant.

In addition, Adrian Sarbu, who served as our President and Chief Executive Officer until his resignation on August 21, 2013, David Sach, who served as our Chief Financial Officer until his separation on October 29, 2013 and Anthony Chhoy, who served as Executive Vice President and Head of Strategic Planning and Operations until his separation November 15, 2013, are “Named Executive Officers” for purposes of the Compensation Discussion and Analysis, the compensation tables and the beneficial ownership table below.

COMPENSATION DISCUSSION AND ANALYSIS

Philosophy and Objectives of Compensation Programs

General Philosophy

We believe the total compensation of our executive officers should support the following objectives:

•	Attract and retain executives with the experience and expertise to drive us to achieve our objectives. This means that we provide significant compensation opportunities to executives who are able to deliver competitive results.

•	Create a mix of short-term and long-term compensation to achieve a balance between current income and long-term incentive opportunities that promote attention to both annual and multi-year business objectives without encouraging unnecessary or excessive risk-taking. The mix between short-term and long-term is also designed to reflect the roles and responsibilities of individual employees and to have a higher percentage of the total potential compensation of senior executives tied to variable (versus fixed) pay than other employees.

•	Reward executives for creating shareholder value. This means that our long-term incentive programs are equity-based and are intended to represent a significant percentage of the total compensation that senior executives may earn.

•	Create a strong culture that rewards results. This means that incentive plans reward the achievement of specific financial and operating performance goals of the Company and individual performance through the use of specific personal goals and objectives.

•	Ensure compensation is appropriate in light of our profile, strategy and anticipated performance. This means that the Compensation Committee places significant emphasis on our specific strategy and performance in the ultimate determination of compensation decisions.

Compensation Design and Elements of Compensation

Our executive compensation program, covering Named Executive Officers and other members of senior management, consists of the components set out below.  In 2013, our Named Executive Officers were the co-Chief Executive Officers, the acting Chief Financial Officer and the General Counsel as well as the former President and CEO (whose service as President and CEO terminated on August 21, 2013), the former Chief Financial Officer (whose service terminated on October 29, 2013) and the former EVP - Strategic Planning and Operations (whose service terminated on November 15, 2013).

Base Salary

Salary levels for each of our Named Executive Officers are set in their employment agreements, which are approved by the Compensation Committee. The Compensation Committee may review these salary levels each year to determine whether any adjustment is appropriate. Key considerations in establishing base salary levels and any increases include the overall level of responsibility of a given Named Executive Officer; the importance of the role; the experience, expertise and specific performance of the individual; and the general financial performance of the Company. The Compensation Committee did not adjust the base salary of any Eligible Named Executive Officers (as defined below) in 2013 and has generally maintained the base salaries of Eligible Named Executive Officers (as defined below) at the same level over the last several years. In 2013, the Company did not use peer companies for purposes of setting or benchmarking executive compensation. The Compensation Committee considers the base salary levels for each of the Company’s Named Executive Officers to be consistent with the considerations described here.

For our Named Executive Officers, base salaries for 2013 accounted for 74% of their total direct compensation. (Total direct compensation consists of base salary, bonus, non-equity incentive plan awards and annual equity grant value and excludes severance payments.) In 2013, our Named Executive Officers, including the co-Chief Executive Officers, earned 10% of their total direct compensation from non-equity incentive plan awards or discretionary bonuses in 2013. As described below under “2013 CEO and Senior Management Non-equity Incentive Plan Targets and Awards”, no Eligible Named Executive Officers (as defined below) earned a non-incentive equity plan award in 2013.

Annual Incentive Plans

In 2013, approximately 78 employees across the entire Company were eligible to earn annual incentives through incentive plan guidelines described below. Award opportunities vary by position and level in the organization.

Pursuant to the management compensation policy guidelines originally adopted by the Compensation Committee in 2011 (as amended, the “Management Compensation Policy Guidelines”), Named Executive Officers are eligible to earn annual incentives. Because the co-Chief Executive Officers were appointed on September 15, 2013, they were not eligible to earn incentives pursuant to any established incentive plan guidelines for annual incentives in 2013. The acting CFO and the General Counsel and, until their separations from the Company, the former President and CEO, the former Chief Financial Officer and the former EVP - Strategic Planning and Operations (collectively, the “Eligible Named Executive Officers”) were entitled to earn annual incentives through such plans for 2013. Targets for non-equity incentive opportunities for the Eligible Named Executive Officers generally range from 50% to 100% of base salary. The targets for non-equity incentive plan awards for the Eligible Named Executive Officers vary but are principally for the achievement of specific financial or operating performance goals designed to support the achievement of key objectives of the Company in the current challenging economic environment in countries in which it has been operating.

The Management Compensation Policy Guidelines provide that annual non-equity incentive plan award targets for the higher levels of management will consist of quantitative targets based on the Company’s financial performance goals and individual performance targets, including objectives related to operating performance and qualitative targets. Specific quantitative targets are intended to correlate more closely with the role or responsibilities of the relevant member of management. Targets for the former President and CEO were set by the Compensation Committee, and for the remaining Eligible Named Executive Officers, targets were set by the former President and CEO and recommended to the Compensation Committee for approval. The split between the quantitative financial targets and individual performance targets also varies based on role and level of seniority.

In 2013, Eligible Named Executive Officers were entitled to earn 50% of non-equity incentive plan awards for the achievement of quantitative financial targets based on the Company’s performance and 50% for the achievement of targets tied to individual performance. This approach is intended to hold Eligible Named Executive Officers accountable for both overall business and individual areas of responsibility in respect of operating performance or strategic goals of the Company. Furthermore, the Compensation Committee established that the Company would need to achieve a minimum actual OIBDA1 of US$ 100.0 million (the “OIBDA Threshold”) in order for Eligible Named Executive Officers and other members of management to be entitled to earn non-equity incentive plan awards in 2013.

Long-Term Equity Incentive Program

Each year the Compensation Committee reviews and has approved annual grants of equity incentive awards to a group of senior employees. Annual grant levels are determined based on the individual’s position in the organization and include a number of other factors, including the role the individual plays in setting and achieving long-term company goals, the overall dilution represented by equity grants and the cost of such grants as reflected in our financial statements. Long-term incentives, assuming stable or improving general economic conditions, are the most effective way to link the interests of management and shareholders, and to incentivize management to strive for continued shareholder value creation.  Therefore, equity incentives are an important element of the Company’s compensation programs.

1 OIBDA, which includes program rights amortization costs, is determined as operating income/(loss) before depreciation, amortization of intangible assets and impairment of assets. For a quantitative reconciliation of non-GAAP financial measures to the most directly comparable financial measurements in accordance with GAAP, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 accompanying this proxy statement.

2013 CEO and Senior Management Non-equity Incentive Plan Targets and Awards

Co-CEO Non-equity Incentive Plan Award Targets

Because the co-Chief Executive Officers were appointed on September 15, 2013, they were not eligible to earn incentives pursuant to any established annual incentive plan guidelines for 2013. Pursuant to his employment agreement, each of the co-CEOs was entitled to earn a one-time non-equity incentive plan award of US$ 200,000 for the achievement of qualitative targets established by the Compensation Committee following their appointment, including developing the 2014 budget and a strategic plan for the Company, effectively communicating the strategic direction of the Company to investors, analysts and other constituencies, developing and initiating the execution of a financing plan for the Company, completing a restructuring plan to deliver annualized savings of US$ 30.0 million and initiating a process to divest of non-core assets.

Non-equity Incentive Plan Award Targets for Eligible Named Executive Officers

Each Eligible Named Executive Officer had a target award amount for non-equity incentive plan compensation that is based on a percentage of base salary. The target for each of the former President and CEO, the former Chief Financial Officer, the former EVP - Strategic Planning and Operations and the General Counsel was based on 100% of base salary and for the acting CFO was based on 50% of base salary.

For purposes of determining the amount of non-equity incentive plan compensation that can be earned, each Eligible Named Executive Officer had a quantitative financial targets (with a weighting of 50%) and individual performance targets, including targets related to operating performance (with a weighting of 50%). The achievement of each of the two quantitative financial targets was weighted equally; weightings were also assigned to specific individual performance targets based on the relative importance assigned to each and varied by Eligible Named Executive Officer based on the number of individual performance targets and the relative importance assigned to each.

For 2013, the quantitative financial performance targets of the former President and CEO consisted of Consolidated Budgeted OIBDA2 of US$ 125.0 million and Direct Free Cash Flow2 negative US$49.0 million. The qualitative and individual performance targets included achieving levels of prime time audience shares, local product hours, daily unique visitors and subscribers; delivering annualized savings from restructuring of US$ 25.0 million, achieving revenues of US$ 791.0 million and higher advertising prices; achieving total costs of US$ 666.0 million; and completing a financing. The former President and CEO was entitled to earn a non-equity incentive plan award for 2013 of up to US$ 1,800,000 based on the achievement of these targets.

For 2013, the quantitative financial performance targets of the former Chief Financial Officer consisted of Consolidated Budgeted OIBDA of US$ 125.0 million and Direct Free Cash Flow negative US$49.0 million and qualitative and individual performance targets included delivering annualized savings from restructuring of US$ 25.0 million; achieving total costs of US$ 666.0 million and completing a financing. The former Chief Financial Officer was entitled to earn a non-equity incentive plan award for 2013 of up to approximately US$ 580,850 based on the achievement of these targets.

The quantitative financial and operating performance targets of the former EVP - Strategic Planning and Operations were Consolidated Budgeted OIBDA of US$ 125.0 million and Direct Free Cash Flow negative US$49.0 million and qualitative and individual performance targets included achieving levels of prime time audience shares, local product hours daily unique visitors and subscribers; delivering annualized savings from restructuring of US$ 25.0 million, achieving revenues of US$ 791.0 million and higher advertising prices; achieving total costs of US$ 666.0 million and completing a financing. The former EVP - Strategic Planning and Operations was entitled to earn a non-equity incentive plan award for 2013 of up to approximately US$ 515,588 based on the achievement of these targets.

2 “Consolidated Budgeted OIBDA” is equal to actual consolidated OIBDA for the Company, translated at exchange rates used in the Company’s 2013 budget and excluding stock-based compensation and other one-time items.  “Direct Free Cash Flow” is free cash flow translated at exchange rates used in the Company’s 2013 budget. Free cash flow includes cash flows from continuing operating activities less purchases of property, plant and equipment, net of disposals of property, plant and equipment.   The purpose of the translation at constant exchange rates is to exclude the impact of exchange rate movements on internal performance targets.

The qualitative financial performance targets of the General Counsel consisted of Consolidated Budgeted OIBDA of US$ 125.0 million and Direct Free Cash Flow negative US$49.0 million and qualitative and individual performance targets included delivering annualized savings from restructuring of US$ 25.0 million; completing a financing; and ensuring effective legal services are delivered in support of the Company’s operations and business strategies and ensuring the Company effectively fulfills its regulatory and compliance goals; and strengthening the capacity of the corporate legal department. The General Counsel was entitled to earn a non-equity incentive plan award for 2013 of up to approximately US$ 523,765 based on the achievement of these targets.

The quantitative financial targets of the acting CFO consisted of Consolidated Budgeted OIBDA of US$ 125.0 million and Direct Free Cash Flow negative US$49.0 million and qualitative and individual performance goals included delivering annualized savings from restructuring of US$ 25.0 million; achieving total costs of US$ 666.0 million and completing a financing. The acting CFO was entitled to earn a non-equity incentive plan award for 2013 of up to approximately US$ 199,483 based on the achievement of these targets.

The financial targets identified are consistent with key measures the Company uses to evaluate its performance on a Company-wide basis. The individual performance targets have been tailored to the role of the relevant Eligible Named Executive Officer and were designed to support the achievement of the Company’s strategic objectives.

Determining Awards

The achievement of financial targets is measured against the results delivered by the Company in respect of such targets for 2013, translated where appropriate at exchange rates used in the Company’s 2013 budget. Budgeted exchange rates are applied in order to exclude the impact of foreign exchange movements on performance. The achievement of individual performance targets are, as applicable, measured against actual performance of the business or based on self-assessments by the Eligible Named Executive Officer that are reviewed by the co-CEOs who make recommendations to the Compensation Committee. Any award of a non-equity incentive compensation award for 2013 was subject to achieving the OIBDA Threshold, which was not achieved.

While performance targets form the basis for awarding non-equity incentive plan compensation, the Compensation Committee believes that judgment is also an important factor and the Compensation Committee can exercise discretion in determining awards. This is particularly relevant following the onset of the financial crisis in the economies of Central and Eastern Europe in late 2008. The prolonged period over which television advertising spending contracted continued into 2013 as levels of advertising spending remained low in response to reduced consumer demand. In addition, the Company’s attempts to increase television advertising prices in 2013 in the Czech Republic met with substantial resistance from certain advertisers and agencies, which resulted in a significant decline in revenues in 2013 compared to 2012. The effect of that operating environment together with the impact of unforeseen macroeconomic events have made forecasting and budgeting much more challenging. Accordingly, the Compensation Committee takes factors such as these into consideration and may reasonably determine ranges or absolute numbers above or below which awards may be earned in respect of specific performance targets. In addition, the Compensation Committee may also award discretionary bonuses or establish other performance criteria for purposes of creating additional incentives for the achievement of specific objectives in addition to the annual incentive plans.

2013 Awards for Named Executive Officers

The Company’s financial results for 2013 were negatively impacted primarily by the adverse reaction of advertisers and agencies to the initiative to increase television advertising prices in the Czech Republic, which resulted in their withdrawing or withholding advertising from the Company’s channels there. The reaction by advertisers and agencies in the Czech Republic also negatively affected the behavior of clients in the Slovak Republic. The decrease in our television advertising revenues was only partially offset by increases in carriage fees in Bulgaria and Romania.

Since the onset of the financial crisis at the end of 2008, the television advertising markets in which the Company operates contracted significantly in response to sharply reduced consumer demand. After adjusting for inflation, the Company estimates that GDP in its territories remained flat overall during 2013, consistent with 2012. Real private consumption is also estimated to have been flat overall during 2013. As a result, the overall macroeconomic environment contributed to a decrease in advertising spending. On a constant currency basis, television advertising spending, the Company’s principal source of revenues, declined overall by 7% in 2013. The most significant decrease is in the Czech Republic where the market is estimated to have decreased by 10% due in large part to our pricing initiatives described above. This also had a negative impact on the TV advertising market in the Slovak Republic. The decrease in Slovenia is attributable to recent banking sector problems and political instability. Television advertising spending also declined in Croatia and Romania, however our market shares in those countries rose as our revenue increased.

The Company did not achieve its financial targets in 2013 but was successful in achieving key strategic goals. Declining television advertising spending had an impact on the Company’s ability to generate revenues from its broadcasting operations; nevertheless, the Company succeeded in maintaining the leading positions of its broadcast operations and increasing carriage fee revenues while continuing to focus on controlling costs. Free cash flow was negatively affected in part by lower cash receipts attributable to the decline in television advertising spending, particularly in the Czech Republic.

Non-Equity Incentive Plan Awards for Co-CEOs

Each of the co-CEOs earned non-equity incentive plan compensation pursuant to their employment agreements as the targets described above established by the Compensation Committee following their appointments were achieved.

Non-equity Incentive Plan Awards for Eligible Named Executive Officers

On August 21, 2013, Mr. Sarbu entered into a separation agreement with CME Media Services Limited (the “Sarbu Separation Agreement”) pursuant to which he resigned as President and CEO with effect from August 21, 2013, although he continued to be employed through December 31, 2013. Pursuant to the Sarbu Separation Agreement, Mr. Sarbu was not entitled to receive any non-equity incentive plan award for 2013.

On October 14, 2013, Mr. Sach entered into a separation agreement with CME Media Services Limited (the “Sach Separation Agreement”) pursuant to which his service as Chief Financial Officer terminated with effect from October 29, 2013. Pursuant to the Sach Separation Agreement, Mr. Sach was not entitled to receive any non-equity incentive plan award for 2013.

On October 17, 2013, Mr. Chhoy entered into a separation agreement with CME Media Services Limited (the “Chhoy Separation Agreement”) pursuant to which his service as EVP-Strategic Planning and Operations terminated with effect from November 15, 2013. Pursuant to the Chhoy Separation Agreement, Mr. Chhoy was not entitled to receive any non-equity incentive plan award for 2013.

The General Counsel did not earn a non-equity incentive plan award for 2013 since the Company did not achieve the OIBDA Threshold. The Consolidated Budgeted OIBDA and Direct Free Cash Flow targets were not achieved. The Compensation Committee determined that the individual performance targets had been achieved with respect to providing effective advice to the co-CEOs, the former President and CEO, the Board and its committees on a number of significant legal and strategic issues for the Company, successfully completing a financing transaction, achieving more than US$ 25.0 million of cost savings from restructuring on an annualized basis, providing advice and assistance with respect to compliance and regulatory matters, and strengthening the capacity of his department. The Compensation Committee did elect to award the General Counsel a discretionary bonus of US$ 125,000.

The Acting CFO did not earn a non-equity incentive plan award for 2013 since the Company did not achieve the OIBDA Threshold. The Consolidated Budgeted OIBDA and Direct Free Cash Flow targets were not achieved. The Compensation Committee determined that the individual performance targets had been achieved with respect to successfully completing a financing transaction and achieving more than US$ 25.0 million of cost savings from restructuring on an annualized basis. The Compensation Committee did elect to award the acting CFO a discretionary bonus of US$ 45,000.

Long-Term Equity Awards

In 2013, the Compensation Committee elected to award restricted stock units rather than options as long-term equity incentives under its Amended and Restated Stock Incentive Plan. The continuing difficult economic environment in the Company’s markets described above has had a negative impact on the Company’s operating results and share price, which has declined significantly over this period. Because of this share price movement and the likelihood of continued pressure on the Company’s share price as a result of the Company’s financing activities and the fact that the return to growth in the Company’s markets is expected to be gradual, the Compensation Committee believes that options are not currently an effective compensation tool. Accordingly, the Compensation Committee elected to award restricted stock units to 11 employees, including the Eligible Named Executive Officers in 2013. The dates and values of the grants to Eligible Named Executive Officers are included in the “Grants of Plan-Based Awards” table below.

For equity grants to Eligible Named Executive Officers in 2013, 50% of the restricted stock awards are time-based and 50% are performance-based. The time-based awards vest in four equal installments on each anniversary of the date of grant. For performance-based restricted stock units, up to 25% of such awards are eligible for vesting each anniversary of the date of grant in the event that the total shareholder return for the Company’s Class A common stock during the period from the grant date to such anniversary is at least equal to the total return of Standard & Poor’s 500 Composite Index over the same period. If the performance criteria is not met for an applicable scheduled vesting period, such installment of restricted stock units does not terminate but may vest in a later vesting period if the performance criteria are met during such later period.

At the annual general meeting of CME Ltd. held on June 13, 2012, the shareholders approved an employee option exchange program whereby eligible employees would, subject to certain conditions, be given the opportunity to exchange outstanding options to acquire shares of the Company’s Class A common stock for a lesser number of restricted stock units (“RSUs”). The exchange program was launched on May 24, 2013 and completed on June 25, 2013 and 1,618,000 options were exchanged for 545,135 RSUs pursuant to the exchange program. The RSUs issued pursuant to the exchange program vest in three equal installments from the date of grant.

As described below under “Equity Granting Policy”, the Compensation Committee approves all grants of option and restricted stock units to Named Executive Officers and other employees and the exercise price of all option grants is equal to the fair market value of our shares on the date of grant.

Other Compensation Practices and Policies

Executive Compensation Recoupment

The Company has a policy that permits the Compensation Committee to seek recovery of payments of incentive plan compensation awards and bonuses of Named Executive Officers and certain other covered senior executives if the Company is required to restate its financial statements (other than due to a change in accounting rules) or if the performance results leading to a payment of incentive compensation are subject to a material downward adjustment.  For purposes of this policy, payment of incentive compensation includes awards of equity compensation under the Stock Incentive Plan.  Under this policy, the Compensation Committee has discretion to determine what action it believes is appropriate, which may include recovery or cancellation of incentive payments, and may consider a number of factors in determining whether to seek recovery, including the degree of responsibility of a covered executive, the amount of excess compensation paid, the costs associated with recovery of compensation, applicable law and other actions the Company or third parties have taken.

Stock Ownership Guidelines

We encourage stock ownership by executives and directors but do not have formal stock ownership guidelines.

Severance

As is customary in our markets, all of our Named Executive Officers have employment agreements with us or one of our subsidiaries and these agreements provide for compensation in the event of involuntary termination.  These termination payments, which are typically defined by local practice and are generally derived from the notice period or term of the relevant employment agreement, were negotiated between us and each Named Executive Officer individually and do not conform to a single policy.  The basis for and value of these termination payments is further described and quantified under “Potential Payments Upon Termination or Change of Control” below.

Compensation and Management Consultants

During 2013, neither the Compensation Committee nor management engaged anyone to serve as an independent advisor on executive or director compensation matters or on programs and policies that are subject to the review or approval of the Compensation Committee.

Role of Executives in Establishing Compensation

The co-CEOs, the Acting CFO, the General Counsel and other members of senior management have participated in the development and implementation of certain executive compensation programs, particularly the annual incentive and long-term equity incentive programs in the Management Compensation Policy Guidelines, and the establishment of annual targets. Once formulated, the Management Compensation Policy Guidelines are reviewed by co-CEOs and submitted to the Compensation Committee for its review and approval. From time to time, certain executives, including the co-CEOs, may be invited to attend meetings of the Compensation Committee to discuss Company compensation programs; in addition, the General Counsel may be invited to attend meetings in his capacity as Company Secretary. While these executives may be asked to provide input and perspective, only Compensation Committee members vote on executive compensation matters. These votes take place in executive session, when no members of management are in attendance.

Compensation Risk Assessment

In establishing and reviewing executive compensation, the Compensation Committee believes that executive compensation has been designed and allocated among base salary and short-term and long-term compensation in a manner that does not encourage excessive risk-taking by management that may harm the value of the Company, reward poor judgment or is reasonably likely to have a material adverse effect on the Company.

Base salaries are designed to be consistent with an executive’s responsibilities and to provide sufficient financial security as a proportion of total compensation so as not to promote unnecessary or excessive risk-taking when earning compensation under the Company’s incentive plans.

Historically, the Company’s non-equity incentive plan awards for senior management have been, in general, based on achieving annual OIBDA targets. In 2013, non-equity incentive plan awards that could be earned by Eligible Named Executive Officers and other employees under the Management Compensation Policy Guidelines were based on achieving a Consolidated Budgeted OIBDA target and a Direct Free Cash Flow target as well as a number of individual qualitative targets; provided, that the Company achieved the OIBDA Threshold. While this may encourage taking short-term risks at the expense of long-term performance, the Compensation Committee believes that a number of factors substantially mitigate such risk. First, the Compensation Committee believes the annual budgeting process results in the establishment of annual targets that are based on a longer-term strategic vision for the Company and sustainable value creation. Second, having a number of targets that serve different goals mitigates the risk that certain Company objectives will be achieved (e.g., significant audience share or market share) at the expense of others (e.g., controlling costs and generating positive free cash flow) and having an OIBDA Threshold limits the amount of non-equity incentive plan awards that can be earned in the event of poor overall Company performance. This encourages management to focus on sustained profitable revenue generation. Third, rewarding key senior executives in part on the basis of achieving Company-wide targets ensures that they are focused on the performance of the Company as a whole. While rewarding division senior executives for divisional performance may result in risk taking, their targets have also been designed to serve different goals, which mitigates this possibility. Fourth, provisions in our Management Compensation Policy Guidelines that permit senior executives to be rewarded for qualitative performance reasons can reduce the influence of formulae in the determination of quantitative performance awards.

Under the Company’s equity incentive plans, the Compensation Committee also awards restricted stock units to senior management and other senior employees. As a general rule, the Compensation Committee provides for equity awards to employees to vest over a four-year period, which encourages grantees to focus on the longer-term performance of the Company. In addition, the Compensation Committee awarded restricted stock units to the Eligible Named Executive Officers in 2013 whose vesting is subject to the achievement of performance targets. Awards under the Company’s equity incentive plans create an incentive for long-term value creation, which can also act as a deterrent to short-term risk-taking.

The Compensation Committee continues to believe that an appropriate balance of compensation elements will support the achievement of competitive revenues and earnings in variable economic and industry conditions without undue risk.

Equity Granting Policy

Recognizing the importance of adhering to appropriate practices and procedures when granting equity awards, we formalized an equity granting policy in 2007 to memorialize the practices and processes we use in granting such awards. The policy establishes the following practices:

•	Decisions to award equity grants should only be taken during a period when trading in our shares is permitted in accordance with our Insider Trading Policy.
•	All grants to Section 16 officers, including grants to new hires, must be approved at a meeting of the Compensation Committee, including telephonic meetings, and may not occur through action by unanimous written consent.
•	The grant date of any equity award approved at a meeting of the Compensation Committee shall be the date of such meeting or, in connection with an anticipated hire or an award to be granted in several installments, a future date established by the Compensation Committee at such meeting, subject to employment commencing.
•	The exercise price for all option awards shall not be less than the closing price of our shares on the date of grant.

Say-on-Pay Proposals

At the Company’s 2011 annual general meeting, shareholders voted on an advisory proposal as to the frequency with which the Company should conduct an advisory vote on executive compensation (a “say-on-pay proposal”). At that meeting, 93.2% of votes cast were in favor of holding such a vote once every three years and the Company intends to hold such vote every three years. In addition, at the 2011 annual general meeting, shareholders had an opportunity to vote on executive compensation as disclosed in the 2011 proxy statement. Of the votes cast on the say-on-pay proposal, 93.2% were voted in favor of the proposal. The Compensation Committee considered the results of this advisory vote and it believes that it affirms shareholders’ support of the Company’s approach to executive compensation. The Company will continue to consider the outcome of subsequent say-on-pay votes when making future compensation decisions for Named Executive Officers.

Impact of Tax and Accounting on Compensation Decisions

As a general matter, the Compensation Committee takes into consideration the various tax and accounting implications of compensation vehicles employed by us.  When determining amounts of long-term incentive compensation to executives and employees, the Compensation Committee examines the accounting cost associated with the grants. Under Accounting Standards Codification 718, “Compensation – Stock Compensation” (“ASC 718”), grants of stock options, restricted stock and restricted stock units permitted pursuant to the Stock Incentive Plan result in an accounting charge. The accounting charge is equal to the fair value of the number of instruments being issued that are expected to vest. For stock options, the cost is equal to the fair value of the option on the date of grant using a Black-Scholes option pricing model multiplied by the number of options that are expected to vest. For restricted stock or restricted stock units, the cost is equal to the fair value of the stock on the date of grant multiplied by the number of shares or units granted that are expected to vest. This expense is amortized over the requisite service or vesting period.

The Compensation Committee also considers the tax implications of its programs, both to us and to the participants.  It is the Compensation Committee’s policy to maximize the effectiveness of our executive compensation plans in this regard.  However, the Compensation Committee believes that compensation and benefits decisions should be primarily driven by the needs of the business rather than by tax policy.  Therefore, the Compensation Committee may make pay decisions that result in certain tax inefficiencies.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee has been an officer of the Company or of any of our subsidiaries, or had any relationship with us other than serving as a director. In addition, none of our executive officers served as a director or member of the compensation committee of any other entity one of whose executive officers serves as one of our directors or as a member of the Compensation Committee. The members of the Compensation Committee do not have any relationship that is required to be disclosed under this caption pursuant to SEC rules and regulations.
There were no interlocks or other relationships among our executive officers and directors.

SUMMARY COMPENSATION TABLE

The following table summarizes all plan and non-plan compensation awarded to, earned by, or paid to the Company’s co-CEOs, the acting CFO and the General Counsel, who were the only executive officers who served in such capacities on December 31, 2013, as well as the former President and CEO, the former Chief Financial Officer and the former EVP - Strategic Planning and Operations, (collectively, the “Named Executive Officers”), for services rendered while such person was serving as a Named Executive Officer for our last three fiscal years. No non-qualified deferred compensation was awarded to any employee in 2013, 2012 or 2011.

Amounts of salary, bonus and non-equity incentive plan compensation set forth in the Summary Compensation Table and the notes below earned by each Named Executive Officer in a currency other than U.S. dollars have been translated using the average exchange rate for 2013, 2012 or 2011, as applicable.

	Year	Salary ($)		Bonus ($)(1)	Stock Awards ($) (2)	Option awards ($) (2)		Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)		Total Compensation ($)
Michael Del Nin co-Chief Executive Officer	2013	233,242		-	-	-		200,000	20,389	(3)	453,631
Christoph Mainusch co-Chief Executive Officer	2013	233,242		-	-	-		200,000	78,205	(4)	511,447
David Sturgeon Acting Chief Financial Officer	2013	398,967		45,000	88,600	-		-	173,843	(5)	706,410
	2012	414,405	(6)	40,000	83,850	-		-	166,852	(7)	705,107
Daniel Penn General Counsel	2013	523,765		125,000	177,200	-		-	11,001	(8)	836,966
	2012	530,903		75,000	279,500	-		-	9,260	(8)	894,663
	2011	481,054		-	-	280,750	(9)	447,400	5,765	(8)	1,214,969
Adrian Sarbu former President and CEO	2013	1,800,000		-	265,800	-		-	5,477,924	(10)	7,543,724
	2012	1,800,000		-	-	-		133,100	124,486	(11)	2,057,586
	2011	1,800,000		320,000	-	-		1,481,034	127,022	(12)	3,728,056
David Sach Former Chief Financial Officer	2013	479,832		-	177,200	-		-	1,899,807	(13)	2,556,839
	2012	580,980		75,000	335,400	-		-	112,529	(14)	1,103,909
	2011	642,359		-	-	393,050	(9)	603,800	123,419	(15)	1,762,628
Anthony Chhoy former Executive Vice President - Strategic Planning and Operations	2013	452,162		-	177,200	-		-	1,610,164	(16)	2,239,526
	2012	531,572	(17)	75,000	335,400	-		-	87,870	(18)	1,029,842
	2011	570,187		-	-	336,900	(9)	558,800	87,950	(19)	1,553,837

(1) Information in respect of bonus awards and non-equity incentive plan awards is summarized below for each Named Executive Officer.
(2) These amounts reflect aggregate grant date fair value of awards granted during the fiscal years ended December 31, 2013, 2012 and 2011 in accordance with ASC 718 of awards pursuant to the Stock Incentive Plan. Assumptions used in the calculation of the aggregate grant date fair value are included in Part II, Item 8, Note 17 to our Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013. The “Stock Awards” column excludes the value of restricted stock units granted on June 25, 2013 in exchange for outstanding options pursuant to the employee option exchange program. For additional information see “Outstanding Equity Awards at December 31, 2013” below.
(3) Represents $10,000 for legal fees, $5,389 for health insurance and $5,000 for ground transportation.
(4) Represents approximately $23,307 for school fees, $20,000 for relocation expenses, approximately $14,322 for overseas housing allowance, $10,000 for legal fees, approximately $5,576 for health and life insurance benefits and $5,000 for ground transportation.
(5) Represents approximately $76,111 for overseas housing allowance, approximately $73,254 for school fees, approximately $22,553 for health and life insurance benefits and approximately $1,925 for tax return preparation fees.
(6) Includes the reimbursement of CZK 300,000 (approximately $15,348) for accrued unused vacation days.
(7) Represents approximately $76,128 for an overseas housing allowance, approximately $67,601 for school fees, approximately $21,645 for health and life insurance benefits and approximately $1,478 for tax return preparation fees.
(8) Represents health and life insurance benefits.
(9) Exchanged for restricted stock units on June 25, 2013 pursuant to the employee option exchange program. For additional information, see “Outstanding Equity Awards at December 31, 2013” below.
(10) Represents a severance payment of $5.4 million, approximately $23,428 for an overseas housing allowance, approximately $18,201 for health and life insurance benefits, approximately $11,746 for travel costs (including ground transportation) and approximately $24,549 for tax return preparation fees.
(11) Represents approximately $90,712 for an overseas housing allowance, approximately $17,851 for health and life insurance benefits, approximately $13,732 for travel costs (including ground transportation costs) and approximately $2,191 for tax return preparation fees.
(12) Represents approximately $98,187 for an overseas housing allowance, approximately $16,659 for travel costs (including ground transportation costs), approximately $8,677 for health and life insurance benefits and approximately $3,499 for tax return preparation fees.
(13) Represents a severance payment of approximately $1,710,829, approximately $66,383 for relocation expenses, approximately $63,425 for an overseas housing allowance, approximately $51,505 for health and life insurance benefits and approximately $7,665 for tax return preparation fees.
(14) Represents approximately $76,127 for an overseas housing allowance, approximately $31,775 for health and life insurance benefits and approximately $4,627 for tax return preparation fees.
(15) Represents approximately $84,170 for an overseas housing allowance, approximately $34,860 for health and life insurance benefits and approximately $4,389 for tax return preparation fees.

(16) Represents a severance payment of approximately US$ 1,492,835, approximately US$ 60,766 for an overseas housing allowance, approximately US$ 33,427 for health and life insurance benefits, US$ 20,000 for relocation expenses and approximately US$ 3,136 for tax return preparation fees.
(17) Includes the reimbursement of accrued unused vacation days of CZK 310,154 (approximately $15,868).
(18) Represents approximately $66,305 for an overseas housing allowance, approximately $17,313 for health and life insurance benefits and approximately $4,252 for tax return preparation fees.
(19) Represents approximately $73,310 for an overseas housing allowance, approximately $11,216 for health and life insurance benefits and approximately $3,424 for tax return preparation fees.

Michael Del Nin

Mr. Del Nin has served as co-Chief Executive Officer since September 16, 2013 and is compensated pursuant to an employment agreement with CME Media Services Limited, a wholly owned subsidiary of the Company, dated November 11, 2013. Pursuant to his employment agreement, Mr. Del Nin is entitled to receive an annual salary of US$ 800,000.

In 2013, Mr. Del Nin earned a non-equity incentive plan award of US$ 200,000 for the achievement of qualitative targets set by the Compensation Committee following his appointment in September 2013, as described in the Compensation Discussion and Analysis section above.

Mr. Del Nin’s employment agreement provides for a monthly housing allowance and ground transportation allowance, as well as medical, disability and life insurance benefits. See footnote (3) of the Summary Compensation Table for additional information on his compensation. Mr. Del Nin’s employment agreement also contains non-competition provisions applicable for a twelve-month period following termination, a covenant regarding corporate opportunities and a prohibition on the use of confidential information.

Christoph Mainusch

Mr. Mainusch has served as co-Chief Executive Officer since September 16, 2013 and is compensated pursuant to an employment agreement with CME Media Services Limited, a wholly owned subsidiary of the Company, dated November 11, 2013. Pursuant to his employment agreement, Mr. Mainusch is entitled to receive an annual salary of US$ 800,000.

In 2013, Mr. Mainusch earned a non-equity incentive plan award of US$ 200,000 for the achievement of qualitative targets set by the Compensation Committee following his appointment in September 2013, as described in the Compensation Discussion and Analysis section above.

Mr. Mainusch’s employment agreement provides for a monthly housing allowance and a ground transportation allowance, as well as medical, disability and life insurance benefits. See footnote (4) of the Summary Compensation Table for additional information on his compensation. Mr. Mainusch’s employment agreement also contains non-competition provisions applicable for a twelve-month period following termination, a covenant regarding corporate opportunities and a prohibition on the use of confidential information.

David Sturgeon

Mr. Sturgeon has served as acting CFO since October 29, 2013 and is compensated pursuant to an amended and restated employment agreement with CME Media Services Limited dated July 27, 2010. Prior to his appointment as acting CFO, Mr. Sturgeon served as Deputy CFO. Under his employment agreement, Mr. Sturgeon’s aggregate annual salary is CZK 7,800,000 (approximately US$ 398,967).

Mr. Sturgeon was entitled to earn a non-equity incentive plan award based on meeting quantitative and qualitative performance targets described in the Compensation Discussion and Analysis section above. Because the Company did not achieve the OIBDA Threshold, Mr. Sturgeon did not earn any non-equity incentive plan compensation in 2013. The Compensation Committee elected to award Mr. Sturgeon a discretionary bonus of US$ 45,000 in 2013. Because targets for non-equity incentive plan awards were not met in 2012, Mr. Sturgeon did not earn any non-equity incentive plan compensation for that year; however, the Compensation Committee elected to award Mr. Sturgeon a discretionary bonus of US$ 40,000.

Mr. Sturgeon’s employment agreement provides for a monthly housing allowance, as well asmedical, disability and life insurance benefits. See footnotes (5) and (7) of the Summary Compensation Table for additional information on his compensation. Mr. Sturgeon’s employment agreement also contains non-competition provisions applicable for a six-month period following termination, a covenant regarding corporate opportunities and a prohibition on the use of confidential information.

Daniel Penn

Mr. Penn serves as General Counsel and is compensated pursuant to an employment agreement dated February 20, 2012 with CME Media Services Limited. Under his employment agreement, Mr. Penn’s aggregate annual salary is GBP 335,000 (approximately US$ 523,765).

Mr. Penn was entitled to earn a non-equity incentive plan award based on meeting quantitative and qualitative performance targets described in the Compensation Discussion and Analysis section above. Because the Company did not achieve the OIBDA Threshold, Mr. Penn did not earn any non-equity incentive plan compensation in 2013. The Compensation Committee elected to award Mr. Penn a discretionary bonus of US$ 125,000 in 2013. Because targets for non-equity incentive plan awards were not met in 2012, Mr. Penn did not earn any non-equity incentive plan compensation for that year; however, the Compensation Committee elected to award Mr. Penn a discretionary bonus of US$ 75,000. In 2011, Mr. Penn earned a non-equity incentive plan award of approximately US$ 447,400.

Mr. Penn’s employment agreement provides for medical, disability and life insurance benefits. See footnote (8) of the Summary Compensation Table for additional information on his compensation. Mr. Penn’s employment agreement also contains non-competition provisions applicable for a 12-month period following termination, a covenant regarding corporate opportunities and a prohibition on the use of confidential information.

Adrian Sarbu

Mr. Sarbu served as President and CEO from July 27, 2009 until August 21, 2013 and was compensated pursuant to an amended and restated employment agreement dated April 4, 2013 with CME Media Services Limited. Under his employment agreement, Mr. Sarbu was entitled to receive an annual salary of US$ 1.8 million. On August 21, 2013, Mr. Sarbu entered into the Sarbu Separation Agreement, pursuant to which he resigned as President and CEO with effect from August 21, 2013, although he continued to be employed through December 31, 2013. Pursuant to the Sarbu Separation Agreement, Mr. Sarbu received a severance payment of US$ 5.4 million upon the termination of his employment.

In connection with the Sarbu Separation Agreement, Mr. Sarbu was not entitled to earn any non-equity incentive plan award for 2013. Because targets for non-equity incentive plan awards were not met in 2012, Mr. Sarbu did not earn any such non-equity incentive plan compensation that year. In 2011, Mr. Sarbu earned a non-equity incentive plan award of US$ 720,000. In addition, the Compensation Committee elected to award Mr. Sarbu a discretionary bonus of US$ 320,000 in 2011.

Pursuant to his employment agreement, Mr. Sarbu was also entitled to earn non-equity incentive plan awards for: (i) the completion of a transaction relating to the sale of our Ukraine operations, for which Mr. Sarbu was entitled to an award of US$ 500,000, which he earned in 2010; (ii) the refinancing of the senior debt of the Company due in 2012, 2013 and 2014, for which Mr. Sarbu was entitled to an award based on the amount of such debt refinanced, with the maximum amount of such award not to exceed US$ 1,000,000 in the aggregate, the full amount of which he had earned by 2012 (including US$ 133,100 in 2012 in respect of the refinancing of the remainder of the Company’s 3.50% Senior Convertible Notes due 2013 and the Company’s Floating Rate notes due 2014 and US$ 261,034 in 2011 in connection with the refinancing of a portion of the 2013 Convertible Notes); (iii) the achievement of an aggregate OIBDA-target for the Company’s new media operations for the period from 2011 through 2013, for which Mr. Sarbu was entitled to an award equal to 5% of the amount by which the reported OIBDA of the new media division over such period exceeds US$ 30.0 million, with the maximum amount of such award not to exceed US$ 500,000, which he did not earn; and (iv) the development of a succession planning tool endorsed by the Board of Directors, for which Mr. Sarbu was entitled to an award of US$ 500,000, which he earned in 2011.

Pursuant to his employment agreement, Mr. Sarbu received a monthly housing allowance, as well as medical, life, disability and travel insurance benefits. See footnotes (10), (11) and (12) of the Summary Compensation Table for additional information. Mr. Sarbu’s employment agreement also contained non-competition provisions that are applicable for a one-year period following termination and a prohibition on the use of confidential information.

David Sach

Mr. Sach served as Chief Financial Officer from March 1, 2010 to October 29, 2013 pursuant to an employment agreement dated February 26, 2010 with CME Media Services Limited. Under his employment agreement, Mr. Sach’s aggregate annual salary was CZK 11,355,900 (approximately US$ 580,850). On October 14, 2013, Mr. Sach entered into the Sach Separation Agreement, pursuant to which his service as Chief Financial Officer terminated with effect from October 29, 2013. Under the Sach Separation Agreement, Mr. Sach received a severance payment of CZK 33,447,554 (approximately US$ 1,710,829) upon the termination of his employment.

In connection with the Sach Separation Agreement, Mr. Sach was not entitled to earn any non-equity incentive plan award for 2013. Because targets for non-equity incentive plan awards were not met in 2012, Mr. Sach did not earn any non-equity incentive plan compensation for that year; however, the Compensation Committee elected to award Mr. Sach a discretionary bonus of US$ 75,000. In 2011, Mr. Sach earned a non-equity incentive plan award of approximately US$ 603,800.

Mr. Sach’s employment agreement provided for a monthly housing allowance, as well as medical, disability and life insurance benefits. See footnotes (13), (14) and (15) of the Summary Compensation Table for additional information. Mr. Sach’s employment agreement also contains non-competition provisions applicable for a 12-month period following termination and a prohibition on the use of confidential information.

Anthony Chhoy

Mr. Chhoy served as Executive Vice President - Strategic Planning and Operations from December 1, 2010 to November 15, 2013 pursuant to an amended and restated employment agreement with CME Media Services Limited dated December 1, 2010. Under his employment agreement, Mr. Chhoy’s aggregate annual salary was CZK 10,080,000 (approximately US$ 515,588). On October 17, 2013, Mr. Chhoy entered into the Chhoy Separation Agreement, pursuant to which his service as EVP-Strategic Planning and Operations terminated with effect from November 15, 2013. Under the Chhoy Separation Agreement, Mr. Chhoy received a severance payment of CZK 29,185,664 (approximately US$ 1,492,835) upon the termination of his employment.

In connection with the Chhoy Separation Agreement, Mr. Chhoy was not entitled to earn any non-equity incentive plan award for 2013. Because targets for non-equity incentive plan awards were not met in 2012, Mr. Chhoy did not earn any non-equity incentive plan compensation for that year; however, the Compensation Committee elected to award Mr. Chhoy a discretionary bonus of US$ 75,000. In 2011, Mr. Chhoy earned a non-equity incentive plan award of approximately US$ 558,800.

Mr. Chhoy’s employment agreement provided for a monthly housing allowance for a three-year period, as well as medical, disability and life insurance benefits. See footnotes (16), (18) and (19) of the Summary Compensation Table for additional information. Mr. Chhoy’s employment agreement also contains non-competition provisions applicable for a 12-month period following termination and a prohibition on the use of confidential information.

Grants of Plan Based Awards

The following table sets forth information with respect to estimated possible payouts under non-equity incentive plans and restricted stock units granted to the Named Executive Officers during the fiscal year ended December 31, 2013. We have not granted any option awards during the year ended December 31, 2013.  In addition, no Named Executive Officer was eligible during the year ended December 31, 2013 to earn a non-equity incentive plan award whose payout would be earned in whole or in part in a future year. Foreign currency amounts in the table below have been translated using the average exchange rate for the year ended December 31, 2013.

	Estimated Possible Payouts under Non-Equity Incentive Plan Awards (1)		Estimated future payouts under equity incentive plan awards(2)
	Target/Maximum ($)		Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units(#)(3)	Grant Date	Grant Date Fair Value of Stock Awards ($)(4)
Michael Del Nin	200,000		-	-	-	-	-
Christoph Mainusch	200,000		-	-	-	-	-
David Sturgeon	199,483		20,000	20,000	20,000	June 12, 2013	88,600
Daniel Penn	523,765		40,000	40,000	40,000	June 12, 2013	177,200
Adrian Sarbu	1,800,000	(5)	60,000	60,000	60,000	June 12, 2013	265,800
David Sach	580,850	(6)	40,000	40,000	40,000	June 12, 2013	177,200
Anthony Chhoy	515,588	(7)	40,000	40,000	40,000	June 12, 2013	177,200

(1) Estimated possible payouts for each Named Executive Officer were calculated using the criteria set out in the “2013 CEO and Senior Management Non-equity Incentive Plan Targets and Awards” in the Compensation Discussion and Analysis section of this proxy statement in respect of each Named Executive Officer. There are no threshold amounts and Named Executive Officers are entitled to receive the maximum payout of their awards if the targets are achieved.
(2) Consists of grants of performance-based restricted stock units, which are eligible for vesting over a four-year period on each anniversary of the date of grant in accordance with the performance criteria described in the Compensation Discussion and Analysis section above under “Long-Term Equity Awards”.
(3) Consists of grants of non-performance based restricted stock units and excludes grants of restricted stock units made to Named Executive Officers in connection with the 2013 option exchange program as described below under “Outstanding Equity Awards at December 31, 2013”.
(4) Grant date fair value was determined using the methodology provided by ASC 718. For a discussion of the assumptions underlying the valuation of employee stock compensation, see Part II, Item 8, Note 17 to our Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.
(5) While targets were set for Mr. Sarbu in 2013, in connection with the Sarbu Separation Agreement, Mr. Sarbu was not entitled to earn any non-equity incentive plan awards for 2013.
(6) While targets were set for Mr. Sach in 2013, in accordance with the Sach Separation Agreement, Mr. Sach was not entitled to earn any non-equity incentive plan awards for 2013.
(7) While targets were set for Mr. Chhoy in 2013, in connection with the Chhoy Separation Agreement, Mr. Chhoy was not entitled to earn any non-equity incentive plan awards for 2013.

Outstanding Equity Awards at December 31, 2013

The following table sets forth information with respect to restricted stock units granted to the Named Executive Officers and outstanding at December 31, 2013.

At the annual general meeting of the Company held on June 13, 2012, the shareholders approved an employee option exchange program whereby eligible employees would, subject to certain conditions, be given the opportunity to exchange outstanding options to acquire shares of the Company’s Class A common stock for a lesser number of RSUs. The exchange program was launched on May 24, 2013 and completed on June 25, 2013 and 1,618,000 options were exchanged for 545,135 RSUs pursuant to the exchange program.  All Named Executive Officers exchanged their options to purchase shares of Class A Common Stock for restricted stock units in accordance with the rules of the option exchange program, which RSUs were issued on June 25, 2013 and are included in the chart below. As a result, no Named Executive Officer held any options to purchase shares of Class A Common Stock at December 31, 2013.

Restricted stock units with time-based vesting vest in four equal installments on each anniversary of the date of grant other than the grant made on June 25, 2013 in connection with the employee option exchange program described above, which vests in three equal installments on each anniversary of the date of grant. Restricted stock units with performance based vesting are eligible for vesting over a four-year period on each anniversary of the date of grant in accordance with the performance criteria described in the Compensation Discussion and Analysis Section above under “Long-Term  Equity Awards”.

	Outstanding Equity Awards at Fiscal Year End
	Grant date	Number of Units of Stock that have not Vested	Market Value of Units of Stock that have not Vested ($)(1)	Equity Incentive Plan Awards: Number of unearned Units that have not Vested	Equity Incentive Plan Awards: Market or Payout Value of unearned Units that have not Vested ($)(2)

Michael Del Nin	-	-	-	-	-

Christoph Mainusch	-	-	-	-	-

David Sturgeon	June 14, 2012	11,250	43,200	-	-
	June 13, 2013	20,000	76,800	20,000	76,800
	June 25, 2013	19,482	74,811	-	-

Daniel Penn	June 14, 2012	37,500	144,000	-	-
	June 13, 2013	40,000	153,600	40,000	153,600
	June 25, 2013	29,916	114,877	-	-

(1) The market value of units of stock that have not vested is equal to the product of the number of units of stock that have not vested and the closing price of our Class A Common Stock on December 31, 2013.
(2) The market value of unearned units of stock is equal to the product of the number of unearned units and the closing price of our Class A Common Stock on December 31, 2013.

Option Exercises and Stock Vested

None of our Named Executive Officers exercised any stock options during the fiscal year ended December 31, 2013 and all options held by Named Executive Officers were exchanged for restricted stock units in connection with the employee option exchange program.  Set out below are restricted stock units that vested during the fiscal year ended December 31, 2013. Neither Michael Del Nin nor Christoph Mainusch held any restricted stock units at December 31, 2013.

	Stock Vested
	Grant Date	Number of Shares of Stock Acquired upon Vesting of Units	Market Value of Units of Stock that have Vested (1)

David Sturgeon	June 14, 2012	3,750	12,113

Daniel Penn	June 14, 2012	12,500	38,375

Adrian Sarbu	June 13, 2013	120,000	448,800
	June 25, 2013	151,425	566,330

David Sach	June 14, 2012	15,000	48,450
	June 14, 2012	45,000	107,550
	June 13, 2013	80,000	191,200
	June 25, 2013	79,998	191,195

Anthony Chhoy	June 14, 2012	15,000	48,450
	June 14, 2012	45,000	107,550
	June 13, 2013	52,500	125,475
	June 25, 2013	26,634	63,655

(1) The market value of units of stock that have vested was determined by multiplying the number of units of stock that vested by the closing price of our Class A Common Stock on the date such stock was vested.

In connection with the Sarbu Separation Agreement, the Compensation Committee agreed to vest all 271,425 unvested restricted stock units granted to Mr. Sarbu following the final date of his employment on December 31, 2013. In accordance with the terms of Mr. Sach’s employment agreement, all 204,998 unvested restricted stock units granted to him vested following the termination of his employment agreement on October 29, 2013.  In connection with the Chhoy Separation Agreement, the Compensation Committee agreed to vest 124,134 unvested restricted stock units granted to Mr. Chhoy following the termination of his employment agreement on November 15, 2013.

Potential Payments upon Termination or Change of Control

Set out below is information reflecting compensation that may be payable to each of the Named Executive Officers in the event of the termination of such Named Executive Officer’s employment. The amount of compensation payable upon voluntary termination, involuntary termination (other than for cause) or termination for cause is described below. We do not have any severance agreement or any agreement providing for any specific payments (commonly referred to as “parachute payments”) upon a change of control with any Named Executive Officer. However, equity incentive awards granted to employees and directors automatically become vested on a change of control pursuant to the Stock Incentive Plan. Except as set out below, a “change of control” for purposes hereof refers to certain corporate transactions (including a sale of substantially all of the assets of the Company and a merger or consolidation where the Company is not the surviving entity) as set forth in the Company’s option agreements that are customarily regarded as a change of control.

The amounts shown below assume that such termination or change of control was effective as of December 31, 2013. The amounts do not include salary earned through such period (which is reflected in the Summary Compensation Table) or accrued vacation days. The amounts below also do not include non-equity incentive plan compensation or discretionary bonuses for any Named Executive Officers actually awarded in respect of the year ended December 31, 2013 (which is reflected in the Summary Compensation Table). Restricted stock unit values represent the closing price of shares of our Class A Common Stock on December 31, 2013. The numbers presented below are for illustrative purposes. Actual amounts that may be payable or will be paid can only be determined at the time of separation of a Named Executive Officer from the Company. Foreign currency amounts set out below have been translated using the exchange rate prevailing at December 31, 2013.

Michael Del Nin

Payments under employment agreement

Mr. Del Nin has an employment agreement for an indefinite term. Pursuant to Mr. Del Nin’s employment agreement, we may terminate his employment agreement at any time. If we give notice of termination to Mr. Del Nin, his employment agreement shall terminate with immediate effect and the Company will make a payment equal to two times his annual salary. In the event we terminate Mr. Del Nin’s employment after January 1, 2014, he is also entitled to an amount equal to his target non-equity incentive plan award, pro rated to the termination date. Assuming a termination date of December 31, 2013, Mr. Del Nin would be entitled to receive US$ 1,600,000, subject to deductions for social insurance and other withholdings. Mr. Del Nin is also entitled to medical and dental insurance for a period of 12 months following termination.

Mr. Del Nin may terminate his employment agreement at any time on 12 months’ notice. We may elect to make payment in lieu of notice, and pay him the portion of his annual salary for the portion of the notice period remaining at the time the Company makes this election. Assuming a termination date of December 31, 2013, Mr. Del Nin would be entitled to receive US$ 800,000, subject to deductions for social insurance and other withholdings.

In the event we terminate Mr. Del Nin’s employment agreement due to cause, he is not entitled to receive any additional remuneration.

Equity

Mr. Del Nin had not received any grants of equity incentives as of December 31, 2013.

Christoph Mainusch

Payments under employment agreement

Mr. Mainusch has an employment agreement for an indefinite term. Pursuant to Mr. Mainusch’s employment agreement, we may terminate his employment agreement at any time. If we give notice of termination to Mr. Mainusch, his employment agreement shall terminate with immediate effect and the Company will make a payment equal to two times his annual salary. In the event we terminate Mr. Mainusch’s employment after January 1, 2014, he is also entitled to an amount equal to his target non-equity incentive plan award, pro rated to the termination date. Assuming a termination date of December 31, 2013, Mr. Mainusch would be entitled to receive US$ 1,600,000, subject to deductions for social insurance and other withholdings.

Mr. Mainusch may terminate his employment agreement at any time on 12 months’ notice. We may elect to make payment in lieu of notice, and pay him the portion of his annual salary for the portion of the notice period remaining at the time the Company makes this election. Assuming a termination date of December 31, 2013, Mr. Mainusch would be entitled to receive US$ 800,000, subject to deductions for social insurance and other withholdings.

In the event we terminate Mr. Mainusch’s employment agreement due to cause, he is not entitled to receive any additional remuneration.

Equity

Mr. Mainusch had not received any grants of equity incentives as of December 31, 2013.

David Sturgeon

Payments under employment agreement

Mr. Sturgeon has an employment agreement for an indefinite term. We may terminate Mr. Sturgeon’s employment agreement on 12 months’ notice. If we give notice of termination to Mr. Sturgeon, his employment agreement will terminate with immediate effect and the Company will make payment in lieu of notice equal to 12 months of salary. Mr. Sturgeon is also entitled to an amount equal to (i) his annual target bonus, (ii) his monthly rental allowance for a period of the lesser of the number of months he is entitled to receive the allowance pursuant to his employment agreement and 12 months, (iii) any non-equity incentive plan awards accrued as of the termination date and (iv) any earned but unpaid non-equity incentive plan awards as of the notice date. Assuming a termination date of December 31, 2013, Mr. Sturgeon would be entitled to approximately US$ 652,367, subject to deductions for social insurance and other withholdings. Mr. Sturgeon is also entitled to medical and dental insurance for a period of 12 months following termination.

Mr. Sturgeon may terminate his employment agreement at any time on 12 months’ notice. We may elect to make payment in lieu of notice, and pay him the portion of his annual salary for the portion of the notice period remaining at the time the Company makes this election. Mr. Sturgeon is also entitled to any earned but unpaid non-equity incentive plan awards. Assuming a termination date of December 31, 2013, if we were to elect to make payment in lieu of notice Mr. Sturgeon would be entitled to receive approximately US$ 391,541, subject to deductions for social security and other withholdings.

In the event we terminate Mr. Sturgeon’s employment agreement due to cause, he is not entitled to receive any additional remuneration.

Equity

The terms of Mr. Sturgeon’s restricted stock unit agreements do not provide for the vesting of any restricted stock units on termination. In the event his employment agreement is terminated, any restricted stock units awarded to Mr. Sturgeon shall immediately terminate on the date of such termination.

Pursuant to Mr. Sturgeon’s restricted stock unit agreements, in the event of a change of control, all restricted stock units granted to Mr. Sturgeon would become immediately exercisable. On December 31, 2013, the value of all restricted stock units granted to Mr. Sturgeon was US$ 271,611.

Daniel Penn

Payments under employment agreement

Mr. Penn has an employment agreement for an indefinite term. Pursuant to Mr. Penn’s current employment agreement, we may terminate Mr. Penn’s employment agreement on 12 months’ notice. If we give notice of termination to Mr. Penn his employment agreement shall terminate with immediate effect and the Company will make payment in lieu of notice equal to 12 months of salary. In the event we terminate Mr. Penn’s employment, he is also entitled to an amount equal to (i) his annual target bonus, (ii) his vacation days in respect of the notice period, (iii) any non-equity incentive plan awards accrued as of the termination date and (iv) any earned but unpaid non-equity incentive plan awards as of the notice date. Assuming a termination date of December 31, 2013, Mr. Penn would be entitled to receive approximately US$ 1,054,858, subject to deductions for social insurance and other withholdings. Mr. Penn is also entitled to medical and dental insurance for a period of 12 months following termination.

Mr. Penn may terminate his employment agreement at any time on 12 months’ notice. We may elect to make payment in lieu of notice, and pay him the portion of his annual salary for the portion of the notice period remaining at the time the Company makes this election. Mr. Penn is also entitled to any earned but unpaid non-equity incentive plan awards. Assuming a termination date of December 31, 2013, Mr. Penn would be entitled to receive approximately US$ 498,660, subject to deductions for social insurance and other withholdings.

In the event we terminate Mr. Penn’s employment agreement due to cause, he is not entitled to receive any additional remuneration.

Equity

The terms of Mr. Penn’s restricted stock unit agreements do not provide for the vesting of any restricted stock units on termination. In the event his employment agreement is terminated, any restricted stock units awarded to Mr. Penn shall immediately terminate on the date of such termination.

Pursuant to Mr. Penn’s restricted stock unit agreements, in the event of a change of control, all outstanding restricted stock units granted to Mr. Penn would become immediately exercisable. On December 31, 2013, the value of all restricted stock units granted to Mr. Penn was US$ 566,077.

Adrian Sarbu

Mr. Sarbu’s service as President and CEO terminated on August 21, 2013 and his employment terminated with effect from December 31, 2013. See footnote (10) to the Summary Compensation Table for payment made to him in connection with the termination of his employment.

David Sach

Because Mr. Sach’s employment terminated on October 29, 2013 pursuant to the Sach Separation Agreement, he was not entitled to any termination payments on December 31, 2013. See footnote (13) to the Summary Compensation Table for payment made to him in connection with the termination of his employment.

Anthony Chhoy

Because Mr. Chhoy’s employment terminated on November 15, 2013 pursuant to the Chhoy Separation Agreement, he was not be entitled to any termination payments on December 31, 2013. See footnote (16) to the Summary Compensation Table for payment made to him in connection with the termination of his employment.

Director Compensation
We use a combination of cash and equity to compensate non-employee directors. The following table sets forth information in respect of compensation paid to non-employee directors for the year ended December 31, 2013 including restricted stock units. We do not have any non-equity incentive compensation plans or non-qualified deferred compensation earnings and directors received no other compensation. Mr. Sarbu did not receive any compensation for his service as a director and details of his compensation may be found under the Summary Compensation Table above.

Name of Director	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total Compensation ($)
Ronald Lauder(2)	-	46,110	46,110
Herbert Granath(3)	87,500	46,110	133,610
Paul Cappuccio	-	-	-
Michael Del Nin(4)	-	-	-
Charles Frank	57,500	46,110	103,610
Alfred Langer	69,500	46,110	115,610
Fred Langhammer(5)	60,000	46,110	106,110
Bruce Maggin	60,000	46,110	106,110
Parm Sandhu	67,000	46,110	113,110
Duco Sickinghe	64,500	46,110	110,610
Kelli Turner	-	46,110	46,110
Eric Zinterhofer(6)	-	-	-

(1) These amounts reflect aggregate grant date fair value of restricted stock unit awards granted during the fiscal year ended December 31, 2013 in accordance with ASC 718 of awards pursuant to the Stock Incentive Plan. Assumptions used in the calculation of this amount are included in Part II, Item 8, Note 17 to our Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013. All directors elected at the 2013 Annual General Meeting were awarded 14,500 restricted stock units, other than Messrs. Cappuccio and Del Nin, who each declined the option award.
(2) Mr. Lauder resigned as a director on March 14, 2014.

(3) Mr. Granath resigned as a director on March 20, 2014.
(4) Mr. Del Nin resigned as a director on September 15, 2013 in connection with his appointment as co-CEO.
(5) Mr. Langhammer resigned as a director on March 14, 2014.
(6) Mr. Zinterhofer resigned as a director on July 18, 2013.

Directors’ Fees

We pay a cash fee to each of our independent directors of US$ 50,000 per annum. We reimburse each director for expenses in connection with attending meetings of the Board of Directors. Members of the Audit Committee are paid an additional annual cash fee of US$ 12,000. The members of the Audit Committee in 2013 were Messrs. Langer, Sandhu and Sickinghe. Members of the Compensation Committee are paid an additional annual cash fee of US$ 5,000. The members of the Compensation Committee in 2013 were Messrs. Granath, Maggin and Langhammer.   Members of the Corporate Governance/Nominating Committee are paid an additional annual cash fee of US$ 5,000. Members of the Corporate Governance/Nominating Committee in 2013 were Messrs. Granath, Langer, Langhammer and Maggin.  In addition, members of the Related Party Transactions Committee (until its activities were assumed by the Corporate Governance/Nominating Committee in June 2013) and the Treasury/Finance Committee (whose activities were assumed by the Audit Committee in April 2014) were entitled to receive an additional annual cash fee of US$ 5,000 (other than Mr. Del Nin and Ms. Turner, who declined the fee). The members of the Related Party Transactions Committee in 2013 were Messrs. Frank, Granath, Langer and Sickinghe. The members of the Treasury/Finance Committee in 2013 were Messrs. Del Nin (until September 2013), Frank and Sandhu and Ms. Turner. In addition, Mr. Granath received US$ 25,000 as Vice Chairman.

Annual Equity Grant

Pursuant to our Stock Incentive Plan, on the date of each annual general meeting, each non-employee director who has served as a director since the last annual general meeting or who has been otherwise approved by the Board although having served a shorter term shall receive either non-incentive stock options to purchase shares of Class A Common Stock, restricted stock or restricted stock units (or a combination thereof), as determined in the sole discretion of the Compensation Committee.

The Stock Incentive Plan provides the Compensation Committee with the authority to stipulate the vesting period for all automatic awards, whether options, restricted stock or restricted stock units. The Compensation Committee determined that the automatic grant for 2013 should consist solely of restricted stock units with a vesting period of one year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of May 8, 2014 with respect to the beneficial ownership of shares of our outstanding voting securities, consisting of our Class A Common Stock, and Series A Convertible Preferred Stock, and also sets forth certain information with respect to voting power and percentage of ownership as of May 8, 2014, by (i) each shareholder known by us to beneficially own more than 5% of any class of our outstanding voting securities, (ii) each director, (iii) the named executive officers, and (iv) all directors and named executive officers as a group.  Except as otherwise noted below, each of the shareholders identified in the table has sole voting and investment power over the shares beneficially owned by such person.  None of the shares held by the directors or executive officers are pledged, except as provided in Note 4 and Note 12.

Name of Beneficial Owner	Beneficial Ownership of Shares of Class A Common Stock		% of Voting Power (a)		% Ownership (a)
John Billock	--		--		--
Paul Cappuccio	--		--		--
Charles Frank.	81,700	(4)	*		*
Iris Knobloch	--		--		--
Alfred Langer	82,500	(5)	*		*
Bruce Maggin	74,500	(6)	*		*
Parm Sandhu	99,500	(7)	*		*
Douglas Saphiro	--		--		--
Duco Sickinghe	54,500	(8)	*		*
Kelli Turner	29,500	(9)	*		*
Gerhard Zeiler	--		--		--

Michael Del Nin (1)	--		--		--
Christoph Mainusch (2)	--		--		--
David Sturgeon	23,994	(10)	*		*
Daniel Penn	52,479	(11)	*		*
Adrian Sarbu	3,463,292	(12)	2.17%		2.34%
David Sach	299,998	(13)	*		*
Anthony Chhoy	139,134	(14)	*		*

All directors and executive officers as a group (18 persons)	4,401,097	(15)	2.76%		2.97%

Time Warner Inc. (3)	73,439,246		53.45	%(16)	49.90%
TW Media Holdings LLC (3)	73,439,246		53.45	%(16)	49.90%
Time Warner Media Holdings B.V. (3)	73,439,246		53.45	%(16)	49.90%

*            Less than 1.0%

(a)	Represents the percentage of total voting power and the percentage ownership of the shares of Class A Common Stock, the share of Series A Convertible Preferred Stock (the “Series A Preferred Share”), currently exercisable (or exercisable within 60 days as of May 8, 2014) options for shares of Class A and Class B Common Stock, vested but unissued (or vesting within 60 days as of May 8, 2014) restricted stock units beneficially owned by each identified shareholder and all directors and named executive officers as a group and 12,031,471 shares of Class A Common Stock issuable to Time Warner Media Holdings B.V. (“TWBV”) under the warrants as described in Note 3. Our other authorized class of capital stock outstanding, the Series B Convertible Redeemable Preferred Stock (the “Series B Preferred Stock”), does not have voting rights except in certain limited circumstances. At May 8, 2014, there were (i) 135,141,367 shares of Class A Common Stock, (ii) one Series A Preferred Share and (iii) 200,000 shares of Series B Preferred Stock outstanding. See Note 3 for information relating to voting rights attached to the Series A Preferred Share.

1.	Does not include 71,260 shares of Class A Common Stock underlying restricted stock units which represent a contingent right to receive such shares and which are currently not vested, nor will they become vested within 60 days.

2.	Does not include 71,260 shares of Class A Common Stock underlying restricted stock units which represent a contingent right to receive such shares and which are currently not vested, nor will they become vested within 60 days.

3.	Information in respect of the beneficial ownership of Time Warner Inc (“Time Warner”), TW Media Holdings LLC (“TWMH”) and TWBV (other than percentages) is based upon a Form 4 filed jointly by them on May 5, 2014 and upon a statement on Schedule 13D/A filed jointly by them on May 7, 2014. The address of each of Time Warner, a Delaware corporation, and TWMH, a Delaware limited liability company, is One Time Warner Center, New York, New York 10019. The address of TWBV, a private limited liability company organized under the laws of The Netherlands, is Naritaweg 237, 1043CB Amsterdam, The Netherlands. Time Warner owns directly and indirectly all of the equity interests of TWMH and TWMH owns directly all of the equity interests of TWBV. Time Warner, TWBV and TWMH reported that they beneficially own (i) 61,407,775 shares of Class A Common Stock, (ii) the Series A Preferred Share, (iii) 200,000 shares of Series B Preferred Stock which are non-voting, except in certain limited circumstances, and (iv) 12,031,471 shares of Class A Common Stock issuable under the warrants issued to TWBV on May 2, 2014 (pursuant to the limited right of TWBV to exercise such warrants in order to maintain the TW Ownership Threshold (as defined below)). The Series A Preferred Share is convertible into 11,211,449 shares of Class A Common Stock on the date that is 61 days after the date on which the number of outstanding shares of Class A Common Stock owned by TWBV (assuming the conversion of the Series A Preferred Share into shares of Class A Common Stock in accordance with the terms thereof), when aggregated with any outstanding shares of Class A Common Stock held by any group (as this term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) that includes TWBV and any of its affiliates, would not result in the TWBV being a beneficial owner of more than 49.9% of the outstanding shares of Class A Common Stock of the Company. The Series A Preferred Share is entitled to one vote per each share of Class A Common Stock into which it is convertible. The Series B Preferred Stock accretes at the rate of 7.5% per annum, compounded quarterly, for the first three years from issuance (June 25, 2013) and 3.75% per annum, compounded quarterly, for the fourth and fifth year from issuance. The Series B Preferred Stock is convertible into shares of Class A Common Stock from June 25, 2016 at the option of TWBV at a conversion price of $2.42, subject to adjustment under customary anti-dilution provisions. Assuming conversion on that date and no adjustments to the conversion price, TVBV would be issued approximately 103,142,539 shares of Class A Common Stock on conversion. Does not include (i) warrants to purchase an aggregate of 65,195,525 shares of Class A Common Stock held by TWBV and (ii) warrants to purchase an aggregate of 23,700,000 shares of Class A Common Stock held by Time Warner. All such warrants are exercisable from May 2 , 2016 until May 2, 2018 at an exercise price of $1.00 per share, provided such warrants may be exercised by Time Warner or TWBV prior to May 2, 2016, if and at such time and in such amounts, as would allow Time Warner to own up to 49.9% of the outstanding shares of Class A Common Stock (including any shares attributed to Time Warner as part of a group under Section 13(d)(3) of the Exchange Act (the “TW Ownership Threshold”)).

4.	Consists of (i) 13,200 shares of Class A Common Stock; (ii) 54,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days; and (iii) 14,500 shares of Class A Common Stock underlying restricted stock units which represent a contingent right to receive such shares and which will become vested within 60 days. Mr. Frank holds a brokerage account which he uses as a cash management account in which he maintains various securities, including 3,200 shares of Class A Common Stock of the Company. Whenever such account is overdrawn, the amount of such overdraft is loaned to Mr. Frank on a margin secured by all of the securities in the account, which may be deemed to constitute a “pledge” of Mr. Frank’s shares in the Company. Does not include warrants to purchase an aggregate of 4,452 shares of Class A Common Stock, which are not currently exercisable and will not become exercisable within 60 days .

5.	Consists of (i) 58,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days; (ii) 10,000 shares of Class A Common Stock underlying restricted stock units which represent a contingent right to receive such shares and which have vested; and (iii) 14,500 shares of Class A Common Stock underlying restricted stock units which represent a contingent right to receive such shares and which will become vested within 60 days.

6.	Consists of (i) 10,000 shares of Class A Common Stock; (ii) 50,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days; and (iii) 14,500 shares of Class A Common Stock underlying restricted stock units which represent a contingent right to receive such shares and which will become vested within 60 days. Does not include warrants to purchase an aggregate of 3,381 shares of Class A Common Stock, which are not currently exercisable and will not become exercisable within 60 days.

7.	Consists of (i) 60,000 shares of Class A Common Stock; (ii) 25,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days; and (iii) 14,500 shares of Class A Common Stock underlying restricted stock units which represent a contingent right to receive such shares and which will become vested within 60 days. Does not include warrants to purchase an aggregate of 20,307 shares of Class A Common Stock, which are not currently exercisable and will not become exercisable within 60 days.

8.	Consists of (i) 10,000 shares of Class A Common Stock; (ii) 30,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days; and (iii) 14,500 shares of Class A Common Stock underlying restricted stock units which represent a contingent right to receive such shares and which will become vested within 60 days. Does not include warrants to purchase an aggregate of 3,381 shares of Class A Common Stock, which are not currently exercisable and will not become exercisable within 60 days.

9.	Consists of (i) 10,000 shares of Class A Common Stock; (ii) 5,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days; and (iii) 14,500 shares of Class A Common Stock underlying restricted stock units which represent a contingent right to receive such shares and which will become vested within 60 days.

10.	Consists of (i) 3,750 shares of Class A Common Stock; and (ii) 20,244 shares of Class A Common Stock underlying restricted stock units which represent a contingent right to receive such shares and which will become vested within 60 days. Does not include (i) 50,488 shares of Class A Common Stock underlying restricted stock units which represent a contingent right to receive such shares and which are currently not vested, nor will they become vested within 60 days; and (ii) warrants to purchase an aggregate of 1,260 shares of Class A Common Stock, which are not currently exercisable and will not become exercisable within 60 days.

11.	Consists of (i) 12,500 shares of Class A Common Stock; and (ii) 39,979 shares of Class A Common Stock underlying restricted stock units which represent a contingent right to receive such shares and which will become vested within 60 days. Does not include (i) 107,437 shares of Class A Common Stock underlying restricted stock units which represent a contingent right to receive such shares and which are currently not vested, nor will they become vested within 60 days; and (ii) warrants to purchase an aggregate of 4,221 shares of Class A Common Stock, which are not currently exercisable and will not become exercisable within 60 days.

12.	Mr. Sarbu resigned as the President and Chief Executive Officer of the Company effective August 21, 2013 and continued to be employed by the Company through the end of the year. The information in respect of beneficial ownership by Mr. Sarbu assumes Mr. Sarbu’s beneficial holdings reported herein as of May 8, 2014 were unchanged from the date of his separation from the Company. Consists of (i) a currently exercisable warrant to purchase 600,000 shares of Class A Common Stock beneficially owned by Mr. Sarbu and Alerria Management Company S.A. (“Alerria”); (ii) a currently exercisable warrant to purchase 250,000 shares of Class A Common Stock beneficially owned by Mr. Sarbu and Metrodome B.V. (“Metrodome”); (iii) 771,425 shares of Class A Common Stock beneficially owned solely by Mr. Sarbu; (iv) 1,241,867 shares of Class A Common Stock beneficially owned jointly by Mr. Sarbu and Alerria; and (v) 600,000 shares of Class A Common Stock beneficially owned jointly by Mr. Sarbu and Metrodome. Mr. Sarbu beneficially owns, directly or indirectly, substantially all the outstanding shares of Alerria, a joint stock company organized under the laws of Romania, and Metrodome, a company organized under the laws of The Netherlands. Alerria has pledged 1,200,000 shares of Class A Common Stock, and Mr. Sarbu has pledged 200,000 shares of Class A Common Stock, each in favor of ING Bank N.V. Amsterdam – Bucharest Branch pursuant to security agreements dated May 20, 2010 and September 30, 2011.

13.	Mr. Sach entered into a separation agreement with the Company’s affiliate, CME Media Services Limited, on October 14, 2013, pursuant to which his employment and service as Chief Financial Officer were terminated as of October 29, 2013. The information in respect of beneficial ownership by Mr. Sach is based on information provided to the Company by Mr. Sach as of May 1, 2014. Consists of 299,998 shares of Class A Common Stock and does not include warrants to purchase an aggregate of 101,577 shares of Class A Common Stock, which are not currently exercisable and will not become exercisable within 60 days.

14.	Mr. Chhoy entered into a separation agreement with the Company’s affiliate, CME Media Services Limited, on October 17, 2013, pursuant to which his employment and service as Executive Vice President, Strategic Planning and Operations were terminated as of November 15, 2013. The information in respect of beneficial ownership by Mr. Chhoy is based on information provided to the Company by Mr. Chhoy as of May 2, 2014. Consists of 139,134 shares of Class A Common Stock.

15.	Consists of (i) 3,171,874 shares of Class A Common Stock; (ii) 1,072,000 shares of Class A Common Stock underlying options which are currently exercisable or will become exercisable within 60 days and currently exercisable warrants to purchase shares of Class A Common Stock; (iii) 10,000 shares of Class A Common Stock underlying restricted stock units which represent a contingent right to receive such shares and which have vested; and (iv) 147,223 shares of Class A Common Stock underlying restricted stock units which represent a contingent right to receive such shares and which will become vested within 60 days. Does not include (i) 300,445 shares of Class A Common Stock underlying restricted stock units which represent a contingent right to receive such shares and which are currently not vested, nor will they become vested within 60 days; and (ii) warrants to purchase an aggregate of 138,579 shares of Class A Common Stock, which are not currently exercisable and will not become exercisable within 60 days.

16.	Consists of voting rights with respect to the 61,407,775 shares of Class A Common Stock and the Series A Preferred Share held by TWBV. For the purposes of this table only, the voting percentages of Time Warner, TWMH and TWBV were calculated as if TWBV had received (i) 11,211,449 shares of Class A Common Stock upon the conversion of the Series A Preferred Share, and (ii) 12,031,471 shares of Class A Common Stock under the warrants in order to maintain the TW Ownership Threshold as described in Note 3.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own greater than 10% of a registered class of our equity securities to file certain reports (“Section 16 Reports”) with the SEC with respect to ownership and changes in ownership of shares of our common stock and other equity securities. Based solely on our review of the Section 16 Reports furnished to us and written representations from certain reporting persons, we believe that, during the fiscal year ended December 31, 2013, all filing requirements under Section 16(a) applicable to our officers, directors and greater than 10%  beneficial owners were complied with on a timely basis, except that Fred Langhammer did not file until November 1, 2013 a Statement of Beneficial Ownership on Form 4 with respect to a purchase of shares of our Class A Common Stock on May 3, 2013.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review and Approval of Related Party Transactions

All transactions in which we and our directors and executive officers or members of their immediate families are participants that are subject to review, ratification or approval by us under relevant SEC regulations and NASDAQ Marketplace Rules are reviewed to determine whether such persons have a direct or indirect material interest. Management is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers in respect of such related party transactions and for determining, based on the facts and circumstances, whether we or a related party has a direct or indirect material interest in the transaction. Pursuant to relevant SEC regulations, transactions that are determined to be directly or indirectly material to us or a related person are disclosed in our proxy statement.

Our Corporate Governance/Nominating Committee reviews, approves or ratifies relevant related party transactions in accordance with a written procedure. In the course of its review, approval or ratification of related party transactions, the Corporate Governance/Nominating Committee considers: the nature of the related party’s interest in the transaction; the material terms of the transaction; the nature of our participation in the transaction; whether the transaction would impair the judgment of the related party to act in our best interests; and such other matters as are considered appropriate.

Any member of the Corporate Governance/Nominating Committee who is a related party in respect of a transaction under review may not participate in the deliberations or vote for an approval or ratification of such transaction.

Related Party Transactions

Time Warner Inc.

For the year ended December 31, 2013, we made purchases from controlled subsidiaries that are 100% owned, directly or indirectly, by Time Warner Inc., a shareholder that has representatives on our Board of Directors, with a value of approximately US$ 61.5 million. The purchases were mainly for programming rights. For the year ended December 31, 2013, the total sales to such controlled subsidiaries were approximately US$ 0.1 million. At December 31, 2013, such controlled subsidiaries had an outstanding balance due to us of US$ 0.2 million. At December 31, 2013, such controlled subsidiaries had an outstanding balance due to them of US$ 70.5 million.

Adrian Sarbu

For the year ended December 31, 2013, we made purchases from companies related to or connected with Mr. Sarbu, who was President and Chief Executive Officer of the Company until August 21, 2013, with a value of approximately US$ 3.9 million, of which Mr. Sarbu’s economic interest represents approximately US$ 2.4 million. The purchases were mainly for various technical, production and administrative related services. For the year ended December 31, 2013, the total sales to companies related to or connected with Mr. Sarbu were approximately US$ 1.7 million, of which Mr. Sarbu’s economic interest represents approximately US$1.0 million. At December 31, 2013, companies related to or connected with Mr. Sarbu had an outstanding balance due to us of US$1.3 million, which we deducted from the monies paid by us to Mr. Sarbu under the Sarbu Separation Agreement in January 2014. At December 31, 2013, companies related to or connected with Mr. Sarbu had an outstanding balance due to them of US$ 0.5 million.

AUDIT COMMITTEE REPORT

To Our Shareholders:

The Audit Committee has reviewed and discussed with management the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2013.

The Audit Committee has discussed with Deloitte LLP, our independent registered public accounting firm, the matters required to be discussed by the Statements on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has also received the written disclosures and the letter from Deloitte LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte LLP’s communications with the Audit Committee concerning independence, and have discussed with Deloitte LLP its independence.

Based on the reviews and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the Securities and Exchange Commission.

Submitted by:

Alfred W. Langer
Charles Frank
Kelli Turner
Parm Sandhu

Members of the Audit Committee

PROPOSAL 2

SELECTION OF AUDITORS

At the recommendation of the Audit Committee, the Board of Directors recommends to the shareholders that Deloitte LLP be appointed to serve as our independent registered public accounting firm for 2014.  In addition, the Board of Directors recommends to the shareholders that the shareholders authorize the Board of Directors, acting through the Audit Committee, to approve the auditors’ fee.

Representatives of Deloitte LLP will be invited to attend the Meeting in order to have an opportunity to make a statement if they so desire and be available to respond to appropriate questions from shareholders.

Audit Fees

Deloitte LLP’s audit fees for auditing our annual consolidated financial statements for the year ended December 31, 2013 and reviewing our interim financial statements included in our filings on Forms 10-Q were $2,240,000 (2012: $2,255,000).

Audit-Related Fees

Deloitte LLP’s audit-related fees for the year ended December 31, 2013 were $559,000 (2012: $555,000). Audit-related fees were primarily incurred in respect of respect of debt offerings.

Tax Fees

We paid no tax fees to Deloitte LLP during the year ended December 31, 2013. Tax fees for the year ended December 31, 2012 were $37,000, and were primarily incurred in connection with an application for a grant for research and development subsidies.

All Other Fees

There were no other fees paid to Deloitte LLP for the year ended December 31, 2013 or the year ended December 31, 2012.

Policy on Pre-Approval of Services Provided by Deloitte LLP

The Audit Committee of the Board of Directors has considered whether the provision of the services in respect of Audit-Related Fees, Tax Fees and All Other Fees is compatible with maintaining Deloitte LLP’s independence prior to the incurrence of such Fees in accordance with the Charter of the Audit Committee.  All engagements of the auditors are approved in advance by the Audit Committee.  At the beginning of the fiscal year, management presents for approval by the Audit Committee a range of services to be provided by the auditors and estimated fees for such services for the current year.  Any services to be provided by the auditors that are not included within such range of services are approved on a case-by-case basis by the Audit Committee.  Management provides reports to the Audit Committee on at least a quarterly basis on the status of the services provided and the level of fees incurred in respect of each service. We did not approve the incurrence of any fees pursuant to the exceptions to the pre-approval requirements set forth in 17 CFR 210.2-01(c)(7)(i)(C).

Vote Required; Recommendation

The appointment of Deloitte LLP to serve as our independent registered public accounting firm in respect of the fiscal year ending December 31, 2014 and the authorization of the Board of Directors, acting through the Audit Committee, to approve the auditors’ fee requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the Meeting, provided that a quorum is present in person or by proxy.  Abstentions will be included in determining the presence of a quorum, but are not counted as votes cast.  Unless otherwise indicated, the accompanying form of Proxy will be voted FOR the appointment of Deloitte LLP as the Company’s independent registered public accounting firm in respect of the fiscal year ending December 31, 2014 and for the Board of Directors, acting through the Audit Committee, to approve the auditors’ fee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE APPOINTMENT OF DELOITTE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM IN RESPECT OF THE FISCAL YEAR ENDING DECEMBER 31, 2014 AND A VOTE IN FAVOR OF AUTHORIZING THE BOARD OF DIRECTORS, ACTING THROUGH THE AUDIT COMMITTEE, TO APPROVE THE AUDITORS’ FEE.

PROPOSAL 3

ADVISORY VOTE ON THE COMPANY’S EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, shareholders have an opportunity to cast an advisory vote on executive compensation as disclosed in the Compensation Discussion and Analysis and executive compensation tabular and narrative disclosure in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, allows shareholders an opportunity to express a view on executive compensation. We are requesting shareholders vote, on an advisory basis, to approve our 2013 executive compensation programs and the compensation paid to the Named Executive Officers as described in this Proxy Statement.

As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, the primary objective of our compensation programs, including our executive compensation program, is to attract and retain qualified executives who can help us to attain our strategic and business objectives and to increase shareholder value through the achievement of annual and long-term objectives. Your advisory vote will serve as an additional tool to assist the Board of Directors and the Compensation Committee in ensuring that the Company’s executive compensation programs align the interests of the Company’s executives with the interests of its shareholders.

Vote Required: Recommendation

Approval of this advisory vote requires a majority of the votes cast, in person or by proxy, at the Meeting, provided that a quorum is present.  Abstentions and broker non-votes will be included in determining the presence of a quorum, but are not counted as votes cast.  Unless otherwise indicated, the accompanying form of Proxy will be voted FOR the Company’s executive compensation as disclosed in this Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADVISORY VOTE TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION AS DISCLOSED IN THIS PROXY STATEMENT.

Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any Named Executive Officers and will not be binding on or overrule any decisions by the Board of Directors. It will not create or imply any additional fiduciary duty on the part of the Board of Directors and it will not restrict or limit the ability of shareholders to make proposals for inclusion in proxy materials related to executive compensation. Although the vote is advisory, the Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements for our named executive officers.

SHAREHOLDER PROPOSALS

Shareholder proposals must be received by us at our principal executive office by January 8, 2015 in order to be considered for inclusion in proxy materials distributed in connection with the 2015 Annual General Meeting of Shareholders.  The proxy or proxies designated by us will have discretionary authority to vote on any matter properly presented by a shareholder for consideration at the 2015 Annual General Meeting of Shareholders if notice of the matter is not received by us at our principal executive office by January 8, 2015.

MISCELLANEOUS

Under Bermuda law, no matter or business other than those set forth in the accompanying Notice of Annual General Meeting of Shareholders is permitted to be presented at the Meeting unless the provisions of the Companies Act 1981 of Bermuda, as amended, are complied with.

We will bear the cost of preparing, assembling and mailing the enclosed form of proxy, this proxy statement and other material which may be sent to shareholders in connection with this solicitation.  Officers and regular employees may solicit proxies by mail, telephone, telegraph, electronic mail and personal interview, for which no additional compensation will be paid.  In addition, Georgeson Inc. has been engaged by us to act as proxy solicitors and will receive fees of $8,000 plus expenses.  We may reimburse persons holding shares in their names or in the names of nominees for their reasonable expenses in sending proxies and proxy material to their principals.

To obtain directions to be able to attend the meeting and vote in person, please contact the Secretary, Central European Media Enterprises Ltd., in care of Citco (Bermuda) Limited, O’Hara House, 3 Bermudiana Road, Hamilton, HM 08 Bermuda.

Our Annual Report on Form 10-K for the year ended December 31, 2013 is being delivered to shareholders together with this proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on June 2, 2014. Our proxy statement and annual report on Form 10-K are available on our website at www.cme.net.

By order of the Board of Directors,

Daniel Penn
Secretary

Hamilton, Bermuda

May 8, 2014

ANNUAL GENERAL MEETING OF SHAREHOLDERS OF CENTRAL EUROPEAN MEDIA ENTERPRISES LTD. JUNE 2, 2014 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement, Proxy Card are available at - {Insert web address where material will be hosted} Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. ELECTION OF DIRECTORS: The election of eleven directors nominated by the Board of Directors to serve until the next Annual General Meeting of Shareholders: O JOHN K. BILLOCK O PAUL T. CAPPUCCIO O CHARLES R. FRANK, JR. O IRIS KNOBLOCH O ALFRED W. LANGER O BRUCE MAGGIN O PARM SANDHU O DOUGLAS S. SHAPIRO O DUCO SICKINGHE O KELLI TURNER O GERHARD ZEILER 2. The appointment of Deloitte LLP as the independent registered public accounting firm for the Company in respect of the fiscal year ending December 31, 2014 and the authorization of the Board of Directors, acting through the Audit Committee, to approve their fee. 3 An advisory vote to approve the Company’s executive compensation as disclosed in the Proxy Statement. Shares cannot be voted unless this proxy card is signed and returned or shares are voted in person at the Annual General Meeting. The undersigned hereby acknowledges receipt of the Notice of Annual General Meeting of Shareholders to be held on June 2, 2014 and the Proxy Statement dated May 8, 2014, prior to the signing of this proxy. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x --------------- Please detach along perforated line and mail in the envelope provided. ---------------- 21130300000000000000 3 060214 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access. 0 --------------- . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ---------------- 14475 CENTRAL EUROPEAN MEDIA ENTERPRISES LTD. PROXY FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS _ JUNE 2, 2014 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby constitutes and appoints Lisa Daniels, Alan Farrell, Denika Davis, Guy Cooper and Kathleen Moniz, or any of them acting singly, with the power of substitution in any of them, the proxies of the undersigned to vote with the same force and effect as the undersigned all shares of Common Stock of Central European Media Enterprises Ltd. (the "Company") held of record by the undersigned on May 8, 2014 at the Annual General Meeting of Shareholders to be held at Citco (Bermuda) Limited, O'Hara House, 3 Bermudiana Road, Hamilton, HM 08, Bermuda, on June 2, 2014, at 10:30 A.M. and at any adjournment or adjournments thereof, hereby revoking any proxy or proxies heretofore given and ratifying and confirming all that said proxies may do or cause to be done by virtue thereof with respect to the following matters: This proxy, when properly executed, will be voted as directed. If no direction is indicated, the proxy will be voted (i) FOR the election of the eleven named individuals as directors, (ii) FOR the appointment of Deloitte LLP as the independent registered public accounting firm for the Company in respect of the fiscal year ending December 31, 2014 and the authorization of the Board of Directors, acting through the Audit Committee, to approve their fee, and (iii) FOR the advisory vote to approve the Company’s executive compensation as disclosed in the Proxy Statement. CONTINUED AND TO BE SIGNED ON REVERSE SIDE